Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155777

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell and do not seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 27, 2011

Prospectus Supplement (To prospectus dated September 27, 2011)

$

XL Group Ltd.
 % Senior Notes due 2021

Guaranteed by
XL Group plc

We are offering $  aggregate principal amount of our  % Senior Notes due 2021, which we refer to as the “senior notes.” The senior notes offered hereby will mature on October 1, 2021. Interest on the senior notes is payable on April 1 and October 1 of each year, beginning April 1, 2012. The senior notes will be issued only in minimum denominations of $2,000 and increments of $1,000 in excess thereof. The senior notes are obligations of XL Group Ltd. and will be fully and unconditionally guaranteed on a senior unsecured basis by XL Group plc, which we refer to as the “guarantee.”

We may redeem the senior notes in whole at any time, or in part from time to time, at a make-whole redemption price described in this prospectus supplement. We may redeem the senior notes in whole, but not in part, at any time upon the occurrence of certain tax events as described in this prospectus supplement.

The senior notes will be unsecured and rank equal with all our existing and future unsubordinated debt. The senior notes will be effectively junior to our existing and future secured debt to the extent of the value of the collateral securing such debt, and will rank senior to our future subordinated debt. The guarantee will be unsecured and rank equal with all of the guarantor’s existing and future unsubordinated debt.

See “Risk Factors” beginning on page S-4 of this prospectus supplement to read about important factors you should consider before buying the senior notes.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discounts		Proceeds to Us Before Expenses(1)
Per Senior Note		%		%		%
Total	$		$		$

(1)

The initial public offering price set forth above does not include accrued interest, if any. Interest on the senior notes will accrue from  , 2011 and must be paid by the underwriters if the senior notes are delivered after  , 2011.

We have applied to list the senior notes on the New York Stock Exchange under the symbol “XL21.” We expect trading in the senior notes to begin within 30 days of the original issue date.

The underwriters expect to deliver the senior notes through the facilities of The Depository Trust Company against payment in New York, New York on or about  , 2011.

Joint Book-Running Managers

Wells Fargo Securities	Morgan Stanley

The date of this prospectus supplement is  , 2011.

Prospectus Supplement

Prospectus

i

CERTAIN DEFINITIONS

On July 1, 2010, XL Group plc (which we refer to in this prospectus supplement as “XL Group”) and XL Capital Ltd (now known as XL Group Ltd., which we refer to in this prospectus supplement as “XL-Cayman”), completed a redomestication transaction in which all of the ordinary shares of XL-Cayman were exchanged for all of the ordinary shares of XL Group. As a result, XL-Cayman became a wholly-owned subsidiary of XL Group. In this prospectus supplement, and in the accompanying prospectus, unless the context requires otherwise and except as otherwise indicated:

•

in the sections of this prospectus supplement that describe the business of XL-Cayman and XL Group, for periods on and subsequent to July 1, 2010, “we,” “us” and “our” refer to XL Group plc and its subsidiaries;

•

in the sections of this prospectus supplement that describe the business of XL-Cayman and XL Group, for periods prior to July 1, 2010, “we,” “us” and “our” refer to XL Capital Ltd (now known as XL Group Ltd.) and its subsidiaries;

•	“XL Group” or the “guarantor” refers to XL Group plc and not any of its subsidiaries; and

•	“XL-Cayman” refers to XL Group Ltd. and not any of its subsidiaries.

In referring to the parties providing this prospectus supplement and the accompanying prospectus and making the statements set forth herein, “we,” “us” and “our” refer to both XL-Cayman and XL Group.

The senior notes are obligations of XL-Cayman and are guaranteed by XL Group. Accordingly, other than in the sections of this prospectus supplement that describe the business of XL-Cayman and XL Group, unless the context otherwise requires, “we,” “us” and “our” refer to XL-Cayman.

NOTICE

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the senior notes offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this prospectus supplement and the accompanying prospectus and any document incorporated by reference herein speaks only as of the date of the document that contains it, unless another date is specifically indicated to apply.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the senior notes. You should read carefully this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein.

XL Group Ltd. and XL Group plc

XL Group, through its subsidiaries, including XL-Cayman, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises on a worldwide basis. XL Group is organized into three operating segments: Insurance, Reinsurance and Life Operations.

XL Group is incorporated in Ireland. XL Group’s principal executive offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. XL Group’s telephone number is +353 (1) 405-2033. XL Group’s website address is www.xlgroup.com. The information contained on XL Group’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

XL-Cayman is incorporated in the Cayman Islands and is a wholly-owned subsidiary of XL Group. XL-Cayman’s principal executive offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. XL-Cayman’s telephone number is +353 (1) 405-2033.

You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Documents by Reference” in this prospectus supplement and “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in the accompanying prospectus.

The Offering

Issuer	XL Group Ltd.

Notes	$ aggregate principal amount of % Senior Notes due 2021.

Maturity Date	October 1, 2021.

Interest Payment Dates	April 1 and October 1 of each year, commencing on April 1, 2012.

Guarantee	The senior notes will be fully and unconditionally guaranteed on a senior unsecured basis by XL Group plc.

Ranking

The senior notes will be XL-Cayman’s unsecured and unsubordinated obligations and will rank equal in right of payment with all of its existing and future unsubordinated debt. The senior notes will be effectively junior to XL-Cayman’s secured debt to the extent of the value of the collateral securing such debt, and will rank senior to any debt of XL-Cayman that is subordinated by its terms to the senior notes.

The guarantee will be the guarantor’s unsecured and unsubordinated obligation and will rank equal with all of the guarantor’s future unsubordinated debt. The guarantee will be effectively junior to the guarantor’s future secured debt to the extent of the value of the collateral securing such debt, and will rank senior to any debt of the guarantor that is subordinated by its terms to the guarantee.

As of June 30, 2011, XL Group had no outstanding unconsolidated indebtedness for money borrowed (excluding its guarantees of subsidiary indebtedness) and XL-Cayman had $1.85 billion of outstanding unconsolidated indebtedness for money borrowed (excluding its guarantees of subsidiary indebtedness). The senior notes will be structurally subordinated to obligations of XL-Cayman’s subsidiaries. As of June 30, 2011, the aggregate amount of outstanding indebtedness for money borrowed of XL-Cayman’s subsidiaries, which would be structurally senior to the senior notes, was $600 million. As of June 30, 2011, all consolidated outstanding debt of XL Group was issued by XL-Cayman except for $600 million principal amount of 6.5% Guaranteed Senior Notes due 2012, which were issued by XL Group’s wholly owned subsidiary XL Capital Finance (Europe) plc (the “XLCFE Notes”).

Optional Redemption

We may redeem the senior notes, in whole at any time, or in part from time to time, at our option on not less than 30 nor more than 60 days’ notice, at a make-whole redemption price described in “Description of the Senior Notes and Guarantee—Optional Redemption” in this prospectus supplement.

Tax Event Redemption

We may redeem the senior notes, in whole, but not in part, at any time upon the occurrence of certain tax events as described in “Description of the Senior Notes and Guarantee—Tax Event Redemption” in this prospectus supplement.

Covenants

The indenture governing the senior notes contains a covenant, which will apply to the senior notes, that limits our ability to create liens on the capital stock of certain of our subsidiaries. This covenant is subject to a number of important qualifications and limitations. See “Description of the Senior Notes and Guarantee—Limitation on Liens on Capital Stock” in this prospectus supplement.

Trustee, Registrar and Principal Paying and Transfer Agent	Wells Fargo Bank, National Association.

Form of the Senior Notes; Governing Law	When issued, the senior notes will be issued as global notes in registered form and governed by the laws of the State of New York.

Use of Proceeds

We intend to use the net proceeds from this offering as partial funding for the repayment at maturity of the outstanding $600 million principal amount of the XLCFE Notes. See “Use of Proceeds” in this prospectus supplement.

Listing	We have applied to list the senior notes on the New York Stock Exchange under the symbol “XL21.” We expect trading in the senior notes to begin within 30 days of the original issue date.

RISK FACTORS

You should carefully consider the information set forth or incorporated by reference in this prospectus supplement, including the risks set forth in XL Group’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”) and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, you should evaluate the following risks in connection with an investment in the senior notes.

Each of XL Group and XL-Cayman is a holding company and substantially all of XL Group’s and XL-Cayman’s operations are conducted by XL-Cayman’s subsidiaries. XL-Cayman’s obligations under the senior notes are structurally subordinated to the obligations of its subsidiaries and XL Group’s obligations under the guarantee are effectively subordinated to the obligations of XL-Cayman’s subsidiaries.

XL Group and XL-Cayman conduct substantially all of their operations through XL-Cayman’s subsidiaries, and XL-Cayman’s subsidiaries generate substantially all of XL Group’s and XL-Cayman’s operating income and cash flow. XL-Cayman’s ability to pay its obligations under the senior notes depends on its ability to obtain cash dividends or other cash payments or obtain loans from its subsidiaries, which are separate and distinct legal entities that will have no obligations to pay any dividends or to lend or advance funds to XL-Cayman. XL Group’s ability to pay its obligations under the guarantee depends on its ability to obtain cash dividends or other cash payments or obtain loans from XL-Cayman. XL-Cayman’s subsidiaries may be restricted from paying dividends by contract, including other financing arrangements, charter provisions or applicable legal or regulatory requirements, and their ability to do so may depend on their financial condition and regulatory requirements. For a description of certain regulatory restrictions on the payments of dividends by XL-Cayman’s subsidiaries, see Note 25 to the consolidated financial statements in the 2010 Form 10-K.

In addition, except to the extent that XL Group or XL-Cayman has priority or equal claims against XL-Cayman’s subsidiaries as a creditor, XL-Cayman’s obligations under the senior notes and XL Group’s obligations under the guarantee will be structurally subordinated to the obligations of XL- Cayman’s subsidiaries. XL-Cayman’s right to receive any assets of any of its subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors.

As of June 30, 2011, XL Group had no outstanding unconsolidated indebtedness for money borrowed (excluding its guarantees of subsidiary indebtedness), XL-Cayman had $1.85 billion of outstanding unconsolidated indebtedness for money borrowed (excluding its guarantees of subsidiary indebtedness) and the aggregate amount of outstanding indebtedness for money borrowed of XL-Cayman’s subsidiaries, which would be structurally senior to the senior notes, was $600 million. As of June 30, 2011, all consolidated outstanding debt of XL Group was issued by XL-Cayman except for $600 million principal amount of the XLCFE Notes.

The terms of the indenture and the senior notes do not prohibit us from taking actions that could adversely impact your investment in the senior notes.

The indenture for the senior notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•

limit our ability to incur additional indebtedness, including debt that is secured or equal in right of payment to the senior notes, or to engage in sale/leaseback transactions, other than as described under “Description of the Senior Notes and Guarantee—Limitation on Liens on Capital Stock”;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be structurally senior to the senior notes;

•	restrict our ability to repurchase or prepay any of our other securities or other indebtedness;

•	restrict our ability to make investments or to repurchase, pay dividends or make other payments in respect of our common stock or other securities ranking junior to the senior notes;

•	restrict our ability to enter into transactions with affiliates;

•	restrict our ability to enter into highly leveraged transactions; or

•	require us to repurchase the senior notes in the event of a change in control.

As a result of the foregoing, when evaluating the terms of the senior notes, you should be aware that the terms of the indenture and the senior notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the senior notes.

Our credit ratings may not reflect all risks of your investments in the senior notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the senior notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the senior notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the senior notes, you may be unable to sell your senior notes or to sell your senior notes at a price that you deem sufficient.

The senior notes are a new issue of securities for which there currently is no established trading market. Although we have applied to list the senior notes on the New York Stock Exchange under the symbol “XL21,” we cannot assure you that the senior notes will be approved for listing. The senior notes have not been approved for listing as of the date of this prospectus supplement. Although certain of the underwriters have informed us that they currently intend to make a market in the senior notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice. No assurance can be given:

•	that a market for the senior notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any senior notes you may own or the price at which you may be able to sell your senior notes.

Redemption may adversely affect your return on the senior notes.

We have the right to redeem some or all of the senior notes prior to maturity. We may redeem the senior notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the senior notes.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income for U.S. federal income tax purposes accrued interest through the date of disposition as ordinary income.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This prospectus supplement and the accompanying prospectus, the documents incorporated by reference or any other written or oral statements made by or on behalf of us may include forward-looking statements that reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general, and the insurance and reinsurance sectors in particular (both as to underwriting and investment matters). Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

•	changes in the size of our claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date;

•	trends in rates for property and casualty insurance and reinsurance;

•	the timely and full recoverability of reinsurance placed by us with third parties, or other amounts due to us;

•	changes in ratings, rating agency policies or practices;

•	changes in the projected amount of ceded reinsurance recoverables and the ratings and creditworthiness of reinsurers;

•	the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

•	our ability to successfully implement our business strategy especially during the “soft” market cycle;

•	increased competition on the basis of pricing, capacity, coverage terms or other factors, which could harm our ability to maintain or increase our business volumes or profitability;

•	greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

•	the effects of inflation on our business, including on pricing and reserving;

•

developments, including uncertainties related to the depth and duration of the current recession, and future volatility, in the world’s credit, financial and capital markets that adversely affect the performance and valuation of our investments or access to such markets;

•

the impact of a possible downgrade of U.S. securities by credit rating agencies, and the resulting effect on the value of securities (x) in our investment portfolio and (y) posted as collateral by and to us;

•	the potential impact on us from government-mandated insurance coverage for acts of terrorism;

•	the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations;

•	changes to our assessment as to whether it is more likely than not that we will be required to sell, or have the intent to sell, available for sale debt securities before their anticipated recovery;

•	availability of borrowings and letters of credit under our credit facilities;

•	the ability of our subsidiaries to pay dividends to us;

•

the potential effect of regulatory developments in the jurisdictions in which we operate, including those which could impact the financial markets or increase our business costs and required capital levels;

•	changes in regulation or laws applicable to us or our subsidiaries, brokers or customers;

•	acceptance of our products and services, including new products and services;

•	changes in the availability, cost or quality of reinsurance;

•	changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

•	loss of key personnel;

•	changes in accounting policies or practices or the application thereof;

•

legislative or regulatory developments including, but not limited to, changes in regulatory capital balances that must be maintained by our operating subsidiaries and governmental actions for the purpose of stabilizing the financial markets;

•	the effects of mergers, acquisitions and divestitures;

•	developments related to bankruptcies of companies insofar as they affect property and casualty insurance and reinsurance coverages or claims that we may have as a counterparty;

•	changes in general economic conditions, including changes in interest rates, credit spreads, foreign currency exchange rates and other factors;

•	changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof;

•	the effects of business disruption or economic contraction due to war, terrorism or other hostilities; and

•	the other factors set forth in the documents incorporated by reference, which are on file with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated herein or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We estimate that our aggregate net proceeds from our sale of $  aggregate principal amount of senior notes in this offering, after deducting the underwriting discounts and estimated offering expenses, will be approximately $  million. We intend to use the net proceeds from this offering as partial funding for the repayment at maturity of the outstanding $600 million principal amount of the XLCFE Notes.

Pending application as described above, we intend to invest the net proceeds of this offering in short-term instruments or interest-bearing accounts.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table shows the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends of XL Group and its subsidiaries for each of the periods indicated:

	(Unaudited) Six Months Ended June 30, 2011(1)	Year Ended December 31,
		2010(1)	2009(1)	2008(1)	2007(1)	2006(1)
Ratio of earnings to fixed charges	—(2)	4.6x	2.3x	—(3)	3.1x	4.0x
Ratio of earnings to combined fixed charges and preference dividends	—(2)	3.5x	1.7x	—(3)	2.8x	3.7x

(1)

We computed the foregoing ratios by dividing (a) income from continuing operations before income taxes, non-controlling interest and income or loss from equity investees plus the sum of fixed charges, amortization of capitalized interest and distributed income of equity investees, less non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges, by (b) the sum of fixed charges and, where indicated, preference dividends. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs), an estimate of the interest within rental expense and accretion of deposit liability transactions.

(2)	For the six months ended June 30, 2011, earnings were insufficient to cover fixed charges by $70.3 million and combined fixed charges and preference dividends by $105.9 million.

(3)	For the year ended December 31, 2008, earnings were insufficient to cover fixed charges by $259.9 million and combined fixed charges and preference dividends by $338.5 million.

CAPITALIZATION

The following table sets forth the consolidated capitalization of XL Group and its subsidiaries as of June 30, 2011, on (1) an actual basis, (2) as adjusted to give effect to the following events, which occurred subsequent to June 30, 2011, as if they had taken place on June 30, 2011: our repurchase of all outstanding shares of XL-Cayman’s Series C preference ordinary shares and the retirement of XL-Cayman’s 8.25% Senior Notes due 2021 and settlement of the related forward purchase contracts and (3) as further adjusted to give effect to the issuance of $  million aggregate principal amount of senior notes in this offering and application of the net proceeds of the offering as set forth under “Use of Proceeds,” as if they had taken place on June 30, 2011.

You should read the following information in conjunction with XL Group’s consolidated financial statements and the notes to those financial statements and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2010 Form 10-K and XL Group’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Notes payable and debt (U.S. dollars in thousands)	(Unaudited) June 30, 2011
	Actual	As Adjusted(1)	As Further Adjusted(2)
5-year revolver expiring 2012	$—	$—		$—
6.50% Guaranteed Senior Notes due 2012 (XLCFE Notes)	599,826	599,826
5.25% Senior Notes due 2014	597,910	597,910		597,910
8.25% Senior Notes due 2021	575,000	—		—
6.375% Senior Notes due 2024	350,000	350,000		350,000
6.25% Senior Notes due 2027	324,498	324,498		324,498
% Senior Notes due 2021 offered hereby	—	—

Total notes payable and debt	$2,447,234	$1,872,234	$

Shareholders’ equity and redeemable preference ordinary shares
Non-controlling interest—Redeemable Series C preference ordinary shares, 20,000,000 authorized, par value $0.01; Issued and outstanding: (actual, 2,846,000; as adjusted, zero; as further adjusted, zero)	$71,150	$—		$—
Shareholders’ equity:
Ordinary shares, 999,990,000 authorized, par value $0.01; Issued and outstanding: (actual, 305,161,844; as adjusted, 335,618,444; as further adjusted, 335,618,444)	3,052	3,357		3,357
Additional paid in capital	8,756,300	9,330,995		9,330,995
Accumulated other comprehensive income	422,971	422,971		422,971
Retained earnings	443,627	442,874		442,874

Shareholders’ equity attributable to XL Group plc	9,625,950	10,200,197		10,200,197
Non-controlling interest in equity of consolidated subsidiaries	1,001,781	1,001,781		1,001,781

Total shareholders’ equity	10,627,731	11,201,978		11,201,978

Total capitalization	$13,146,115	$13,074,212	$

(1)

As adjusted to give effect to the following events that occurred after June 30, 2011 as if they had taken place on June 30, 2011: (a) our repurchase of all the outstanding shares of XL-Cayman’s Series C preference ordinary shares at a price of $25.00 per share plus accrued but unpaid dividends and (b) our (i) purchase and retirement of XL-Cayman’s 8.25% Senior Notes due 2021 (comprising a part of the 10.75% Equity Security Units of XL Company Switzerland GmbH, a wholly-owned subsidiary of XL Group) and (ii) settlement of the related forward purchase contracts, resulting in the issuance of XL Group’s ordinary shares pursuant to those contracts terms.

(2)

As further adjusted (in addition to the adjustments described in note 1 above) to give effect to the issuance of the senior notes in this offering and application of the net proceeds of the offering as set forth under “Use of Proceeds,” as if they had taken place on June 30, 2011.

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected consolidated financial, operating and supplemental data presented below as at and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 are derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public auditing firm. The selected consolidated financial, operating and supplemental data presented below for the six months ended June 30, 2011 and 2010 have been derived from our unaudited consolidated financial data and reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of our financial position and results of operations as at the end of and for the periods presented. The results of operations for the first six months of 2011 are not necessarily indicative of the results that may be expected for the full year.

You should read the following selected consolidated financial, operating and supplemental data in conjunction with our consolidated financial statements and the notes to those financial statements and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2010 Form 10-K and XL Group’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Certain reclassifications to prior period information have been made to conform to current year presentation.

	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007(1)	2006(1)
	(U.S. dollars in thousands)
Income Statement Data:
Net premiums earned—insurance and reinsurance operations	$2,577,821	$2,479,914	$5,031,137	$5,151,739	$5,990,251	$6,418,627	$6,730,281
Net premiums earned—life operations	181,901	191,332	382,924	555,101	649,851	701,047	646,451
Net premiums earned—corporate	—	—	—	—	—	85,682	192,786
Net investment income	576,768	610,918	1,198,038	1,319,823	1,768,977	2,248,807	1,978,184
Net realized (losses) gains on investments	(75,981)	(97,562)	(270,803)	(921,437)	(962,054)	(603,268)	(116,458)
Net realized and unrealized gains (losses) on derivative instruments	(7,383)	(40,376)	(33,843)	(33,647)	(73,368)	(55,451)	101,183
Net income from investment affiliates	37,400	27,262	51,102	78,867	(277,696)	326,007	269,036
Fee income and other	19,514	17,953	40,027	43,201	52,158	14,271	31,732
Net losses and loss expenses incurred—insurance and reinsurance operations	2,032,449	1,639,365	3,211,800	3,168,837	3,962,898	3,839,576	4,186,156
Net losses and loss expenses incurred—corporate	—	—	—	—	—	1,427	15,038
Claims and policy benefits—life operations	270,647	247,118	513,833	677,562	769,004	888,658	807,255
Acquisition costs, operating expenses and foreign exchange gains and losses	931,230	802,313	1,749,202	1,994,194	1,921,940	2,188,889	2,374,358
Interest expense	109,246	98,219	213,643	216,504	351,800	621,905	552,275
Amortization of intangible assets	509	929	1,858	1,836	2,968	1,680	2,355
Income (loss) before non-controlling interests, net income from operating affiliates and income tax expense	(34,041)	377,997	684,746	134,714	(872,989)	1,593,587	1,895,758
Income (loss) from operating affiliates(2)	59,887	32,619	121,372	60,480	(1,458,246)	(1,059,848)	111,670
Preference share dividends	35,572	34,694	74,521	80,200	78,645	69,514	40,322
Net income (loss) available to ordinary shareholders	$(1,621)	$319,807	$585,472	$206,607	$(2,632,458)	$206,375	$1,722,445

	(Unaudited) As of, or Six Months Ended, June 30,		As of, or Year Ended December 31,
	2011	2010	2010	2009(1)	2008(1)	2007(1)	2006(1)
Balance Sheet Data:
Total investments available for sale	$28,322,204	$29,254,115	$27,677,553	$29,307,171	$27,464,510	$36,265,803	$39,350,983
Total investments held to maturity	2,843,371	468,738	2,728,335	546,067	—	—	—
Cash and cash equivalents	2,859,342	3,801,194	3,022,868	3,643,697	4,353,826	3,880,030	2,223,748
Investments in affiliates	1,120,890	1,080,570	1,069,028	1,185,604	1,552,789	2,611,149	2,308,781
Unpaid losses and loss expenses recoverable	3,685,046	3,454,004	3,671,887	3,584,028	3,997,722	4,697,471	5,027,772
Premiums receivable	3,144,108	2,756,348	2,414,912	2,597,602	3,135,985	3,637,452	3,591,238
Total assets	46,621,512	45,322,419	45,023,351	45,663,894	45,702,786	57,794,000	59,338,818
Unpaid losses and loss expenses	20,954,317	20,153,892	20,531,607	20,823,524	21,650,315	23,207,694	22,895,021
Unearned premiums	4,205,084	3,842,364	3,484,830	3,651,310	4,217,931	4,681,989	5,652,897
Notes payable and debt	2,461,426	2,467,392	2,464,410	2,451,417	3,189,734	2,868,731	3,368,376
Total shareholders’ equity	10,627,731	10,507,232	10,613,049	9,432,417	6,116,831	9,950,561	10,693,287

Ordinary shareholders’ equity	9,625,950	9,505,004	9,610,753	8,430,112	5,115,233	8,948,142	9,613,666
Ordinary shares outstanding	305,233,983	342,081,724	316,467,749	342,118,986	330,812,343	177,910,151	180,983,611
Book value per ordinary share(3)	$31.54	$27.79	$30.37	$24.64	$15.46	$50.30	$53.12
Fully diluted book value per ordinary share(4)	$30.87	$27.74	$29.78	$24.60	$15.46	$50.29	$53.01
Operating Ratios:
Loss and loss expense ratio(5)	78.8%	66.1%	63.8%	61.5%	66.2%	59.8%	62.2%
Underwriting expense ratio(6)	31.3%	30.3%	31.0%	32.1%	28.7%	29.0%	27.3%
Combined ratio(7)	110.1%	96.4%	94.8%	93.6%	94.9%	88.8%	89.5%

(1)	Certain reclassifications have been made to conform to current segment management responsibilities.

(2)

In 2008, net loss from operating affiliates includes losses totaling approximately $1.4 billion related to the closing of the Master Agreement as described in Item 8, Note 4 to the consolidated financial statements, “Syncora Holdings Ltd (“Syncora”),” in the 2010 Form 10-K, as well as losses recorded throughout 2008 and up until the closing of the Master Agreement that were associated with previous reinsurance and guarantee agreements with Syncora Holdings Ltd. In 2007, $351.0 million of financial guarantee reserves related to reinsurance agreements with Syncora Holdings Ltd were recorded within net loss from operating affiliates. In 2010, net income from operating affiliates included $50.2 million relating to sale of a majority of the XL Group’s shareholding in Primus Guaranty Ltd.

(3)

Book value per ordinary share, a non-GAAP financial measure, is calculated by dividing ordinary shareholders’ equity (total shareholders’ equity less preference shareholders’ equity and non-controlling interests in equity of consolidated subsidiaries) by the number of outstanding ordinary shares at any period end. Book value per ordinary share is affected primarily by XL Group’s net income (loss), by any changes in the net unrealized gains and losses on its investment portfolio, currency translation adjustments and also the impact of any share buyback or issuance activity. XL Group believes that book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

(4)

Fully diluted book value per ordinary share, a non-GAAP financial measure, represents book value per ordinary share combined with the dilutive impact of potential future share issuances at period end. The dilutive impact of XL Group’s equity security units has been included within fully diluted book value per ordinary share under the “treasury stock” method. Had this dilution been calculated under the “if-converted” method, the result would have been $30.19 per ordinary share at June 30, 2011. XL Group believes that fully diluted book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

(5)

The loss and loss expense ratio for each period shown is calculated by dividing (a) the losses and loss expenses incurred from Insurance and Reinsurance operations during such period, by (b) the net premiums earned during such period by the Insurance and Reinsurance operations.

(6)

The underwriting expense ratio for each period shown is (a) the sum of acquisition expenses and operating expenses incurred by the Insurance and Reinsurance segments during such period, divided by (b) net premiums earned during such period by the Insurance and Reinsurance segments. See Item 8, Note 6 to the consolidated financial statements, “Segment Information,” in the 2010 Form 10-K.

(7)

The combined ratio is the sum of the loss and loss expense ratio and the underwriting expense ratio. A combined ratio under 100% represents an underwriting profit and over 100% represents an underwriting loss.

DESCRIPTION OF THE SENIOR NOTES AND GUARANTEE

We will issue the senior notes under a base indenture and the first supplemental indenture thereto (together, the “indenture”) that we and XL Group will enter into with Wells Fargo Bank, National Association, as trustee (the “trustee”). The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following description is not complete, and is qualified in all respects by reference to the base indenture, the form of which was filed with the registration statement related to the senior notes, and the first supplemental indenture thereto, the form of which will be filed as an exhibit to a Current Report on Form 8-K of XL Group. Those documents may be obtained by accessing the website address provided or contacting us as described under “Where You Can Find More Information” in the accompanying prospectus. You should read the indenture carefully to fully understand the terms of the senior notes.

The senior notes are a series of “debt securities” as described in the accompanying prospectus. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities and guarantees set forth in the accompanying prospectus under the caption “Description of Debt Securities and Guarantees.” The description that follows, however, supersedes the information set forth in the accompanying prospectus to the extent inconsistent with that information.

Maturity and Interest

The senior notes will mature on October 1, 2021. Unless previously redeemed in full as provided herein, we will repay the senior notes at their principal amount plus accrued and unpaid interest on October 1, 2021.

The senior notes will bear interest at the rate of  % per annum from  , 2011 to maturity or early redemption. Interest on the senior notes will be payable semi-annually on April 1 and October 1 of each year, commencing on April 1, 2012, to the persons in whose names such senior notes were registered at the close of business on the preceding March 15 and September 15, respectively.

Interest on the senior notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 180-day period. Principal and interest will be payable, and the senior notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose.

General Terms of the Senior Notes

The senior notes will be XL-Cayman’s unsecured and unsubordinated obligations and will rank equal in right of payment with all of its existing and future unsubordinated debt. The senior notes will be effectively junior to XL-Cayman’s secured debt to the extent of the value of the collateral securing such debt, and will rank senior to any debt of XL-Cayman that is subordinated by its terms to the senior notes.

As of June 30, 2011, XL Group had no outstanding unconsolidated indebtedness for money borrowed (excluding its guarantees of subsidiary indebtedness) and XL-Cayman had $1.85 billion of outstanding unconsolidated indebtedness for money borrowed (excluding its guarantees of subsidiary indebtedness). The senior notes will be structurally subordinated to obligations of XL-Cayman’s subsidiaries. As of June 30, 2011, the aggregate amount of outstanding indebtedness for money borrowed of XL-Cayman’s subsidiaries, which would be structurally senior to the senior notes, was $600 million. As of June 30, 2011, all consolidated outstanding debt of XL Group was issued by XL-Cayman except for $600 million principal amount of the XLCFE Notes.

The senior notes offered hereby constitute a single series of debt securities for all purposes under the indenture.

We may issue from time to time, without giving notice to or seeking the consent of the holders of the senior notes, additional senior notes having the same ranking and the same interest rate,

maturity and other terms as the senior notes, except for the initial public offering price and the issue date. Any additional senior notes having such similar terms, together with the senior notes, will constitute a single series of debt securities for all purposes under the indenture.

Any payment otherwise required to be made in respect of the senior notes on a date that is not a business day for the senior notes may be made on the next succeeding business day with the same force and effect as if made on the originally scheduled payment date. No additional interest shall accrue as a result of such delayed payment. A business day is defined in the indenture as any day other than a Saturday, Sunday or other day on which banking institutions in New York City or any place of payment are authorized by law or regulation to close.

If a holder has given wire transfer instructions to us at least ten business days prior to the applicable payment date, we will make all payments on such holder’s senior notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the senior notes will be made at the office or agency of the trustee for the senior notes, currently located at 45 Broadway, 14th Floor, New York, New York 10006, unless we elect to make interest payments by check mailed on the relevant interest payment date to the holders at their addresses set forth in the register of holders. Senior notes may be surrendered for registration of transfer or exchange at the office of the registrar. In addition, all notices or demands to or upon us in respect of the senior notes and the indenture may be served on us at the office of the registrar.

There are no provisions in either the indenture or the senior notes that protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control.

The senior notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Our ability to pay interest on the senior notes is dependent on our ability to obtain cash dividends or obtain loans from our subsidiaries. See “Risk Factors—Each of XL Group and XL-Cayman is a holding company and substantially all of XL Group’s and XL-Cayman’s operations are conducted by XL-Cayman’s subsidiaries. XL-Cayman’s obligations under the senior notes are effectively subordinated to the obligations of its subsidiaries and XL Group’s obligations under the guarantee are effectively subordinated to the obligations of XL-Cayman and its subsidiaries.”

The senior notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and increments of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of the senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Holders may transfer or exchange the senior notes in accordance with the provisions of the indenture. The senior notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or a nominee thereof. While the senior notes are represented by global notes, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by such depository or its respective nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). See “Book Entry; Delivery and Form” in this prospectus supplement. Except as described under “Book-Entry; Delivery and Form,” the senior notes will not be issuable in certificated form. Upon the issuance of certificated notes, holders will be able to transfer certificated notes at the specified office of the registrar or any paying or transfer agent upon the surrender of such certificated notes, together with the form of transfer endorsed thereon duly completed and executed, and otherwise in accordance with the provisions of the indenture. In the case of a transfer of part only of a certificated note, a new certificated note will be issued to the transferee at such specified office in respect of the part transferred and a further new certificated note in respect of the balance of the holding not transferred will be issued to the transferor.

The Guarantee

Payment of principal, premium, if any, and interest on the senior notes will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by XL Group. The guarantee will be the guarantor’s unsecured and unsubordinated obligation and will rank equal with all of the guarantor’s future unsubordinated debt. The guarantee will be effectively junior to the guarantor’s future secured debt to the extent of the value of the collateral securing such debt, and will rank senior to any debt of the guarantor that is subordinated by its terms to the guarantee. XL Group’s obligations under the guarantee are irrespective of:

•	any lack of validity or enforceability of any agreement or instrument relating to the senior notes;

•

any change in the time, manner or place of payment under, or in any other term in respect of, all or any senior notes, or any other amendment or waiver of or consent to any departure from any other agreement relating the senior notes;

•	any other circumstance that might otherwise constitute a defense available to, or a discharge of, XL-Cayman in respect the senior notes;

•	the absence of any action on the part of the trustee to obtain payment under the senior notes or the indenture from XL-Cayman;

•	any insolvency, bankruptcy, reorganization or dissolution, or any similar proceeding of or in respect of XL-Cayman, including, without limitation, rejection of the senior notes in such bankruptcy; or

•

the absence of notice or any delay in any action to enforce any provision of the senior notes or the indenture or to exercise any right or remedy against the guarantor or XL-Cayman, whether under the indenture, the senior notes or any agreement or any indulgence, compromise or extension granted.

Notwithstanding the above, the guarantor will not waive any defense that would be available to XL-Cayman based on a breach, default or misrepresentation by the trustee, or failure of any condition to XL-Cayman’s obligations under the indenture or the illegality of any provision of the indenture.

Optional Redemption

The senior notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of:

•	100% of the principal amount of the senior notes to be redeemed, and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360- day year consisting of twelve 30-day months) at the Treasury Rate, plus  basis points.

“Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption. The Treasury Rate shall be calculated on the third business day preceding the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Reference Treasury Dealer” means (i) Morgan Stanley & Co. LLC and its successors; and (ii) three other primary U.S. government securities dealers in New York City (a “Primary Treasury Dealer”) we select. If any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by XL-Cayman, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to XL-Cayman by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the senior notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the senior notes or portions of senior notes called for redemption.

If less than all of the senior notes are to be redeemed, the senior notes to be redeemed shall be selected by the trustee, by a method the trustee deems to be fair and appropriate, subject to the customary procedures of DTC.

We will not be required to (1) register the transfer of or exchange the senior notes during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any senior notes and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any senior note selected for redemption in whole or in part, except the unredeemed portion of any senior note being redeemed in part.

Tax Event Redemption

If a tax event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at a redemption price equal to 100% of the principal amount of the senior notes, plus accrued and unpaid interest, if any, to the date fixed for redemption and additional amounts (as defined below), if any, then due or that will become due on the date fixed for redemption as a result of the redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates.

A “tax event” means if XL-Cayman or the guarantor determines that, as a result of (1) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder), including the enactment of any legislation or the publication of any regulatory determination, of the Cayman Islands, Ireland, Bermuda, or any political subdivision thereof or any authority or agency therein having power to tax, or any other jurisdiction from or through which we or the guarantor make a payment on the senior notes or guarantee or in which we or the guarantor generally become subject to taxation (each such jurisdiction, a “taxing jurisdiction”); or (2) any change in, or amendment to, a position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “change in tax law”), (A) XL-Cayman or the guarantor is required, or on the next interest payment date in respect of the senior notes would be required to pay additional amounts with respect to the senior notes as described under “—Payment of Additional Amounts” (assuming, in the case of the guarantor, the guarantor would be unable, for reasons outside its control, to procure payment by XL-Cayman), determined without reference to any interest, fees, penalties, or other additions to tax and (B) such requirement cannot be avoided by taking commercially reasonable measures available to XL-Cayman or the guarantor; provided that the change in tax law becomes effective on or after the date of this prospectus supplement, or in the case of a successor entity to XL-Cayman or the guarantor, the change in tax law becomes effective after the date that such successor entity first becomes an obligor on the senior notes (unless the change in tax law had already occurred prior to such date, but on or after the date of this prospectus supplement, with respect to the applicable original entity).

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address (which notice will be irrevocable). Unless we default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing. Notwithstanding the foregoing, in case of a tax event redemption, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the applicable payor would be obliged to make such payment or withholding if a payment in respect of senior notes by it were then due and (b) unless at the time such notice is given, such requirement to pay such additional amounts remains in effect. Prior to the publication or mailing of any notice of redemption of senior notes pursuant to the foregoing, we will deliver to the paying agent and trustee (a) an officers’ certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that any factual conditions precedent to our right to so redeem have been satisfied and (b) a legal opinion of an outside nationally recognized tax counsel, or of a tax counsel that is otherwise reasonably acceptable to the paying agent and trustee, to the effect that the applicable tax event has occurred (which, for the avoidance of doubt, shall not be required to include an opinion as to whether “commercially reasonable efforts” could be undertaken to avoid the otherwise applicable requirement, as referenced in clause (B) of the definition of “tax event”).

Limitation on Liens on Capital Stock

Under the indenture, XL Group will covenant that, so long as any of the senior notes are outstanding, XL Group will not, nor will XL Group permit any designated subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any indebtedness evidenced by notes, debentures, bonds or similar instruments, which is secured by any mortgage, pledge, lien, security interest or other encumbrance upon any capital stock of any designated subsidiary (whether such capital stock is now owned or hereafter acquired) without effectively providing concurrently that the senior notes will be secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured.

The term “capital stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including preferred stock, but excluding any debt securities convertible into such equity.

The term “designated subsidiary” means any present or future consolidated subsidiary of XL Group that is a regulated insurance company, the assets of which constitute at least 20% of XL Group’s consolidated assets. As of June 30, 2011, XL Group’s designated subsidiaries consisted of XL Re Ltd and XL Insurance (Bermuda) Ltd.

Additional Events of Default

The Events of Default described in the accompanying prospectus under “Description of Debt Securities and Guarantees—Events of Default and Notice Thereof” will apply to the senior notes; however (1) with respect to the senior notes, the reference to 60 days in clause (1) of that subsection is 30 days; and (2) the following shall constitute additional Events of Default with respect to the senior notes:

•

default by us under any instrument or instruments under which there is or may be secured or evidenced any of our indebtedness (other than the senior notes) having an outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

•

default by us in the payment when due of the principal or premium, if any, of any bond, debenture, note or other evidence of our indebtedness, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any of our indebtedness for money borrowed, which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies), if such default shall continue unremedied or unwaived for more than 30 days after the expiration of any grace period or extension of the time for payment applicable thereto; and

•

default in the payment of any additional amounts with respect to interest on any senior notes (as described below under “—Payments of Additional Amounts”), when such amounts become due and payable, and continuance of such default for a period of 30 days, and default in the payment of additional amounts payable with respect to any principal of or premium, if any, on any senior notes, when such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise.

Payment of Additional Amounts

All amounts payable (whether in respect of principal, interest or otherwise) in respect of the senior notes (including, for the avoidance of doubt, payments under the guarantee) will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any taxing jurisdiction unless the withholding or deduction of such taxes, duties, levies, assessments or governmental charges is required by law. In that event, XL-Cayman or the guarantor will pay, or cause to be paid, such additional amounts as may be necessary in order that the net amounts receivable by a holder after such withholding or deduction (including any withholding or deduction from such additional amounts) shall equal the respective amounts that would have been receivable by such holder had no such withholding or deduction been required (“additional amounts”), except that no such additional amounts shall be payable in relation to any payment (including a payment made in connection with a redemption) in respect of any of the senior notes:

•

to, or to a third party on behalf of, a person who would be able to avoid such withholding or deduction by complying with applicable statutory requirements or by making a declaration of non-residence or similar claim for exemption (including a claim under an applicable double taxation treaty) but, in either case, fails to do so, or is liable for such taxes, duties, levies, assessments or governmental charges in respect of such senior note by reason of such person (or such third party) having some connection with (including, without limitation, being a citizen of, being incorporated or engaged in a trade or business in, or having a residence or principal place of business or other presence in) the taxing jurisdiction, other than (a) the mere holding of such senior note, (b) the receipt of principal, interest, or other amount in respect of such senior note or (c) the mere enforcement of rights with respect to such senior note;

•

presented for payment more than 30 days after the relevant date (as defined below), except to the extent that the relevant holder would have been entitled to such additional amounts on presenting the same for payment on or before the expiration of such period of 30 days;

•

to a fiduciary, a partnership or person who is not the beneficial owner of a senior note, if and to the extent that, as a result of an applicable tax treaty, no additional amounts would have been payable had the beneficiary, partner or beneficial owner owned the senior note directly;

•	on account of any inheritance, gift, estate, personal property, stamp, sales or transfer or similar taxes, duties, levies, assessments or similar governmental charges; or

•	on account of any taxes, duties, levies, assessments or governmental charges that are payable otherwise than by withholding from payments in respect of such senior note.

The “relevant date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the trustee on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the senior notes.

Defeasance

The senior notes will be subject to defeasance under the conditions described in the accompanying prospectus.

Listing

We have applied to list the senior notes on the New York Stock Exchange under the symbol “XL21.” We expect trading in the senior notes to begin within 30 days of the original issue date.

BOOK-ENTRY; DELIVERY AND FORM

Except as set forth below, the senior notes will be issued in the form of one or more fully registered notes in global form without coupons (each, a “global note”). The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof.

Global Notes

Pursuant to procedures established by DTC, interests in the global notes will be shown on, and the transfer of such interest will be effected only through, records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC (“participants”) and the records of participants with respect to interests of persons other than participants. Such accounts initially were designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC, or participants, or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the senior notes, DTC or such nominee will be considered the sole owner or holder of the senior notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer such interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the senior notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

We will make payments of the principal of, premium, if any, and interest on global notes to DTC or its nominee as the registered owner thereof. Neither we nor the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, on receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Notes that are issued as described below under “—Certificated Notes” will be issued in registered definitive form without coupons (each, a “certificated note”). Upon transfer of certificated notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below and the conversion of notes, only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the senior notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the senior notes, the global notes will be exchanged for legended notes in certificated form, and distributed to DTC’s participants.

DTC has advised us that it is:

(1)	a limited purpose trust company organized under the laws of the State of New York;

(2)	a member of the Federal Reserve System;

(3)	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

(4)	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

Certificated Notes

You may not exchange your beneficial interest in a global note for a note in certificated form unless:

(1)

DTC notifies us that it is unwilling or unable to continue as depositary for the global note, or DTC ceases to be a “clearing agency” registered under the Exchange Act, and in either case, we thereupon fail to appoint a successor depositary within 90 days; or

(2)	an Event of Default shall have occurred and be continuing with respect to the senior notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

CERTAIN TAX CONSIDERATIONS

Cayman Islands

There are currently no taxes imposed in the Cayman Islands on income, profits, capital gains or appreciations of the holders of the senior notes nor any taxes on the holders of the senior notes in the nature of estate duty or capital transfer tax. Further, XL-Cayman has obtained an undertaking from the Cayman Islands Government authorities that, as an exempted company, until June 3, 2018, no taxes on profit, income, capital gains or appreciations and no tax in the nature of estate duty or inheritance tax will be payable in respect of the senior notes or other obligations of XL-Cayman. The Cayman Islands impose stamp duties on certain categories of documents; however, the stamp duties, if any, applicable to the offering, execution, authentication, allotment, issue, delivery and enforcement of the senior notes and the performance by XL-Cayman of its obligations under the senior notes, the indenture and the underwriting agreement for the senior notes and by the guarantor under the guarantee will not involve the payment of any material amount.

Ireland

The following is a summary of certain Irish tax consequences of the purchase, ownership and disposition of the senior notes. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of the senior notes. The summary relates only to the position of persons who are the absolute beneficial owners of the notes and may not apply to certain other classes of persons such as dealers in securities.

The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners as in effect on the date of this offering memorandum, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Prospective investors in the senior notes should consult their own advisors as to the Irish or other tax consequences of the purchase, beneficial ownership and disposition of the senior notes.

Withholding Tax.

Interest payments on the senior notes

No Irish interest withholding tax will be deducted from interest payments made by XL-Cayman to holders of the senior notes, provided the senior notes remain quoted on the New York Stock Exchange and are held in the Depository Trust Company of New York.

If a holder of senior notes appoints a person in Ireland to collect interest payments on the senior notes on their behalf, Irish encashment tax (currently 20%) may be deducted by the Irish collection agent from the interest payments. An exemption from this withholding tax may be claimed if the beneficial owner of the interest is not tax resident in Ireland and makes a written declaration to this effect to the collecting agent.

Guarantee payments by XL Group

The tax treatment of guarantee payments under Irish law is unclear. Some judicial decisions having persuasive authority in Ireland suggest that a guarantee payment could be treated to be an interest payment if the underlying guaranteed obligation was an interest payment. While these decisions have been criticized, there is a risk that a guarantee payment by XL Group could be treated as an interest payment and, thus, subject to interest withholding tax at the rate of 20% unless an exemption applied.

In limited circumstances, a guarantee payment by XL Group could alternatively be treated as an “annual payment.” An annual payment is, broadly, a payment which is “pure profit of an income nature” in the hands of the recipient (for example a periodic annuity payment). If a guarantee payment made by XL Group was an “annual payment,” XL Group would be obliged to deduct 20% withholding tax from such payment. A double taxation treaty may offer relief for any such tax imposed.

Income Tax. Generally, holders of senior notes who are tax resident in Ireland will be subject to Irish tax on their worldwide income (including interest earned on the senior notes). Such holders will be obliged to account for any Irish tax on a self-assessment basis; there is no requirement for the Irish Revenue Commissioners to issue or raise an assessment.

Holders of senior notes who are not tax resident (or ordinarily resident) in Ireland will generally only be subject to Irish tax on their Irish source income (again, on a self-assessment basis). Interest payable on the senior notes may be regarded as Irish source income on the basis that the senior notes may be treated as located in Ireland because XL-Cayman resides in Ireland. However, provided the senior notes remain quoted on the New York Stock Exchange and are held in the Depository Trust Company of New York, such holders of senior notes will be exempt from Irish income tax on interest paid in respect of the senior notes if they are regarded, for the purposes of section 198 of the Taxes Consolidation Act 1997 of Ireland, as being a resident of a “relevant territory” (and are not tax resident in Ireland).

A “relevant territory” means a member state of the European Union (other than Ireland) or a territory with which Ireland has a double tax treaty (containing an article dealing with interest or income from debt claims) that either (a) has the force of law or, (b) will have, on completion of the necessary procedures, the force of law. A list of the territories with which Ireland has entered into a double tax treaty is available on www.revenue.ie. Ireland currently has double tax treaties with virtually all OECD countries and many other countries; you should consult your tax advisor about whether your country of residence is a “relevant territory.”

If the above exemption does not apply, it is understood that there is a long standing unpublished practice of the Irish Revenue Commissioners that no action will be taken to pursue any liability to such Irish tax if the recipient of an interest payment is not resident in Ireland, unless the person:

(a)	has, broadly, appointed or arranged for an Irish person (such as an agent, trustee or Irish branch) to have the management or control of the interest on its behalf;

(b)	seeks to claim relief or repayment of tax deducted at source in respect of taxed income from Irish sources; or

(c)	is chargeable to Irish corporation tax on the income of an Irish branch or agency or to income tax on the profits of a trade carried on in Ireland to which the interest is attributable.

There is no assurance that this practice will continue to apply.

Guarantee payments by XL Group may also be regarded as Irish source income because XL Group resides in Ireland. If guarantee payments were deemed to be interest payments (as discussed above) arising from an Irish source, the recipients of such guarantee payments would be exempt from Irish income tax if the recipients were companies which were regarded, for the purposes of section 198 of the Taxes Consolidation Act 1997 of Ireland, as being a resident of a “relevant territory” (and not tax resident in Ireland) and that “relevant territory” imposed a tax that generally applied to interest receivable in that territory by companies from sources outside that territory. Other domestic exemptions may also apply. If these exemptions did not apply or if the guarantee payments were treated to be a form of income other than an interest payment (e.g., an annual payment) arising from an Irish source, a double taxation treaty may offer relief for any such income tax imposed. If no exemption or relief applied, it is anticipated that the long standing unpublished practice of the Irish Revenue Commissioners discussed above would apply to any guarantee payment received from XL Group (though there is no assurance that this practice will continue to apply).

Capital Gains Tax. If a holder of senior notes is not tax resident (or ordinarily resident) in Ireland, such holder will not be subject to Irish tax on capital gains arising on a disposal of the senior notes, provided the senior notes are not held for the use of or for the purposes of an Irish branch or agency.

If a holder of senior notes is tax resident (or ordinarily resident) in Ireland, such holder may be subject to Irish tax on capital gains arising on a disposal of the notes if the notes constitute a “debt on a security.” Broadly, the senior notes would generally be treated as a “debt on a security” if their value can vary in accordance with market conditions so that a holder could make a profit on their disposal.

Capital Acquisitions Tax. If the senior notes are comprised in a gift or inheritance, Irish capital acquisitions tax (currently 25%) may apply to the donee (or successor) if:

(a)	the donor is, or the deceased was, Irish domiciled, resident or ordinarily resident;

(b)	the recipient of the gift or inheritance is resident or ordinarily resident in Ireland; or

(c)	the senior notes are regarded as property located in Ireland.

Because the notes could be regarded as property located in Ireland, a recipient of a gift or inheritance of the notes may be liable to Irish capital acquisitions tax (even though neither the disponer nor the recipient may be domiciled, resident or ordinarily resident in Ireland at the relevant time).

Stamp Duty. No charge to Irish stamp duty or similar Irish tax will arise upon the issue or delivery of the senior notes. Any transfer of senior notes pursuant to a written instrument should be exempt from stamp duty, provided the transfer does not relate to (a) any immoveable property situate in Ireland (or any right over or interest in such property), or (b) any stocks or marketable securities of a company which is registered in Ireland.

United States

The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to you if you invest in senior notes and are a U.S. holder (as defined below). This summary deals only with U.S. holders that purchase senior notes for cash at their respective offering prices as part of this offering and that will hold senior notes as capital assets (generally, property held for investment). It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules such as a bank, thrift, real estate investment trust, partnership or other pass-through entity (or person that will hold senior notes through such an entity), regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark-to-market treatment, person that will hold senior notes as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization, person whose “functional currency” is not the U.S. dollar, or person liable for alternative minimum tax. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below, possibly with retroactive effect.

In general, you will be a U.S. holder if you are a purchaser of a senior note who is a beneficial owner of the senior note and who is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate all the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source;

•	a trust:

–

if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

–	that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	otherwise subject to U.S. federal income tax on a net income basis.

You should consult your tax advisor about the tax consequences of holding senior notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Interest. We expect that interest (including any additional amounts as described above in “Payment of Additional Amounts”) on a senior note will be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes. However, if the senior notes are issued at a discount from their principal amount, and the discount is equal to, or more than, the product of one-fourth of one percent (0.25%) of the principal amount of the senior notes multiplied by the number of full years to their maturity, the senior notes will be “Original Issue Discount Notes.” A U.S. holder of Original Issue Discount Notes generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and certain U.S. Treasury regulations. Such a holder should be aware that, if it invests in an Original Issue Discount Note, it generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although it may not yet have received the cash attributable to that income. A U.S. holder of Original Issue Discount Notes should consult its tax advisor regarding the tax consequences of acquiring, holding and disposing of such a debt instrument.

Foreign tax credit. A U.S. holder may, subject to certain limitations, be eligible to claim a credit or deduction in respect of non-U.S. taxes, if any, that are withheld from payments on the senior notes (including, for the avoidance of doubt, payments under the guarantee) for purposes of computing its U.S. federal income tax liability. Interest received or accrued on the senior notes and additional amounts generally will constitute foreign source income to U.S. holders and will generally be characterized as “passive category income” for U.S. foreign tax credit purposes. U.S. holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the imposition of such taxes. The rules relating to foreign tax credits are complex and U.S. holders should consult their own tax advisers with regard to the availability of foreign tax credits and the application of the foreign tax credit rules to their particular situation.

Sales, Exchanges or Other Taxable Dispositions of Senior Notes. A U.S. holder will recognize gain or loss on the disposition of ownership interests in the senior notes (including upon a redemption of the senior notes) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the senior notes (less any accrued interest, which, if not previously included in income, will be subject to taxation in the manner described above under “—Interest”) and such U.S. holder’s adjusted tax basis in such senior notes. The tax basis in a senior note generally will equal its cost. Such gain or loss will generally be U.S. source capital gain or loss and will be long-term capital gain or loss if a U.S. holder has held its senior notes for more than a year. Long-term capital gains of non-corporate holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting. Unless a U.S. holder is an exempt recipient, such as a corporation, payments under the senior notes and the proceeds received from the sale of senior notes will generally be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability (and may entitle such holder to a refund), provided that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

XL-Cayman and XL Group have entered into an underwriting agreement with Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC, as joint book-running managers and representatives of the underwriters named below, with respect to the senior notes. Subject to certain conditions, each of the underwriters has severally agreed to purchase the aggregate principal amount of senior notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
Wells Fargo Securities, LLC	$
Morgan Stanley & Co. LLC

Total	$

Under the underwriting agreement, if the underwriters take any of the senior notes, then the underwriters are committed to take and pay for all of the senior notes.

Senior notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any senior note sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to  % of the principal amount of each such senior note. Any such securities dealers may resell any senior note purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to  % of the principal amount of each such senior note. If all the senior notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

XL-Cayman and XL Group have agreed with the underwriters not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any debt securities of XL-Cayman or XL Group that mature more than one year after the original issue date of the senior notes and are substantially similar to the senior notes, other than the senior notes offered hereby, during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of the representatives of the underwriters.

The senior notes are a new issue of securities with no established trading market. We have applied to list the senior notes on the New York Stock Exchange under the symbol “XL21.” We expect trading in the senior notes to begin within 30 days of the original issue date. We have been advised by the underwriters that they intend to make a market in the senior notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes.

In connection with the offering, the underwriters may purchase and sell senior notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of senior notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the senior notes. As a result, the price of the senior notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the senior notes to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe for the senior notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the senior notes in circumstances in which Section 21(1) of the FSMA does not apply to XL-Cayman; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

The senior notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the senior notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The senior notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any senior notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the senior notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the senior notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering, excluding the underwriting discounts, will be approximately $1 million.

XL-Cayman and XL Group have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Wells Fargo Bank, National Association, the trustee under the indenture governing the senior notes, is an affiliate of Wells Fargo Securities, LLC.

LEGAL MATTERS

Certain U.S. legal matters with respect to the senior notes will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters with respect to the senior notes under the laws of Ireland will be passed upon for XL Group by A&L Goodbody. Certain legal matters with respect to the senior notes under the laws of the Cayman Islands will be passed upon for XL-Cayman by Maples and Calder, Grand Cayman, Cayman Islands. Certain U.S. legal matters with respect to the senior notes will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and continues to perform, certain legal services for XL Group and its affiliates.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to XL Group’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information XL Group files with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that XL Group files after the date of this prospectus supplement with the SEC will automatically be deemed to be incorporated by reference and will update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and under “Incorporation of Documents by Reference” in the accompanying prospectus and any future filings made with the SEC (SEC file number 1-10804) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on August 4, 2011;

•	Proxy Statement on Schedule 14A for the Annual General Meeting of Holders of Ordinary Shares of XL Group plc held on May 6, 2011, filed on March 7, 2011; and

•

Current Reports on Form 8-K filed on March 1, 2011, March 10, 2011, March 28, 2011, April 5, 2011, May 11, 2011, May 26, 2011, June 14, 2011, June 21, 2011, June 28, 2011, July 19, 2011, July 25, 2011 and August 16, 2011.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

You may request, at no cost to you, a copy of any of the documents that are incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to such documents that are not specifically incorporated by reference into such documents, and XL Group’s and XL-Cayman’s constitutional documents. You may request such documents by contacting us at:

Investor Relations
XL Group plc
XL House
One Bermudiana Road
Hamilton HM 08, Bermuda
Telephone: (441) 292-8515
Fax: (441) 292-5280
Email: investorinfo@xlgroup.com

You can also obtain the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under “Where You Can Find More Information” in the accompanying prospectus.

PROSPECTUS

XL Group plc

Ordinary Shares
Preference Shares
Debt Securities
Ordinary Share Warrants
Ordinary Share Purchase Contracts
Ordinary Share Purchase Units
Guarantees of XL Group Ltd. Debt Securities

XL Group Ltd.

Debt Securities
Fully and Unconditionally Guaranteed by XL Group plc

The following are types of securities that may be offered and sold from time to time under this prospectus:

•	XL Group plc Ordinary Shares	•	XL Group plc Ordinary Share Purchase Contracts
•	XL Group plc Preference Shares	•	XL Group plc Ordinary Share Purchase Units
•	XL Group plc Debt Securities	•	XL Group Ltd. Debt Securities Guaranteed
•	XL Group plc Ordinary Share Warrants		by XL Group plc

XL Group plc Ordinary Shares are traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol “XL.”

Investing in our securities involves risks. See “Risk Factors” on page 3.

A prospectus supplement, which must accompany this prospectus, will describe the securities XL Group plc and/or XL Group Ltd. are offering and selling, as well as the specific terms of the securities and tax considerations pertaining to an investment in the securities. Those terms may include, among others, as applicable:

•	Maturity	•	Redemption terms
•	Interest rate	•	Conversion terms
•	Dividend rate	•	Listing on a securities exchange
•	Sinking fund terms	•	Amount payable at maturity
•	Ranking

Neither the Securities and Exchange Commission nor any state or other jurisdiction’s securities commission or regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities may be offered in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents that XL Group plc and/or XL Group Ltd. may elect, or through underwriters and dealers that XL Group plc and/or XL Group Ltd. may select, in each case on a continuous or delayed basis. If XL Group plc and/or XL Group Ltd. uses agents, underwriters or dealers to sell the securities, XL Group plc and/or XL Group Ltd., as applicable, will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is September 27, 2011.

This document is important and requires your immediate attention. If you are in any doubt as to what action you should take, you are recommended to immediately consult your stockbroker, bank manager, solicitor, fund manager or other appropriate financial adviser being, if you are resident in Ireland, an organization or firm authorized or exempted pursuant to the European Communities (Markets in Financial Instruments) Regulations 2007 (as amended), or the Investments Intermediaries Act 1995 (as amended) or, if you are in a territory outside Ireland, another appropriately authorized adviser.

This document does not constitute a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland or an offer to sell or an invitation to purchase or the solicitation of an offer to purchase securities. No offer of any securities of XL Group plc to the public is being made that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland) in general or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland. This document has not been approved or reviewed by or registered with the Central Bank of Ireland. No invitation, whether direct or indirect, may be made to the public in the Cayman Islands for any securities issued by XL Group Ltd. unless such securities are listed on the Cayman Islands Stock Exchange.

This document does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or otherwise. XL Group plc is not an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended), and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that XL Group plc and XL Group Ltd. filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process, relating to:

(1)

XL Group plc’s ordinary shares, preference shares, debt securities (which may include medium term notes), ordinary share warrants, ordinary share purchase contracts, ordinary share purchase units and guarantees of XL Group Ltd.’s debt securities; and

(2)	XL Group Ltd.’s debt securities, which will be fully and unconditionally guaranteed by XL Group plc.

Under this shelf process, XL Group plc and XL Group Ltd. may sell the securities described in this prospectus in one or more offerings in an unlimited dollar amount. This prospectus provides you with a general description of the securities that XL Group plc and XL Group Ltd. may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding XL Group plc or XL Group Ltd. and the offered securities, please refer to the registration statement. Each time XL Group plc or XL Group Ltd. sells securities it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also supplement or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

On July 1, 2010, XL Group plc (referred to in this prospectus as “XL Group”) and XL Capital Ltd (now known as XL Group Ltd., and referred to in this prospectus as “XL-Cayman”), completed a redomestication transaction in which all of the ordinary shares of XL-Cayman were exchanged for all of the ordinary shares of XL Group. As a result, XL-Cayman became a wholly owned subsidiary of XL Group. In this prospectus, and in the accompanying prospectus supplement, unless the context requires otherwise and except as otherwise indicated:

•	for periods on and subsequent to July 1, 2010, “we,” “us” and “our” refer to XL Group plc and its subsidiaries;

•	for periods prior to July 1, 2010, “we,” “us” and “our” refer to XL Capital Ltd (now known as XL Group Ltd.) and its subsidiaries;

•	“XL Group” refers to XL Group plc and not any of its subsidiaries; and

•	“XL-Cayman” refers to XL Group Ltd. and not any of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

XL Group and XL-Cayman have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), a combined registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the “registration statement”) relating to the offered securities.

XL Group

XL Group is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials that XL Group files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including XL Group, that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov.

XL-Cayman

Prior to this filing, XL-Cayman was not subject to the information reporting requirements of the Exchange Act. XL-Cayman is a wholly-owned subsidiary of XL Group. To comply with its obligations under the Exchange Act following this filing, XL-Cayman will rely upon XL Group’s filings. Any debt securities of XL-Cayman offered and sold pursuant to this prospectus will be fully and unconditionally guaranteed by XL Group but not by any subsidiary of XL Group. See “Description of Debt Securities and Guarantees.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows XL Group and XL-Cayman to “incorporate by reference” into this prospectus the information XL Group files with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that XL Group files after the date of the initial registration statement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. The information that XL Group files after the date of this prospectus with the SEC will automatically update and supersede this information. XL Group and XL-Cayman incorporate by reference into this prospectus the documents listed below, which have been filed by XL Group with the SEC (SEC file number 1-10804), and any future filings made by XL Group pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than, unless otherwise indicated, any document or information that is, or is deemed to be, furnished and not filed in accordance with applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed on August 4, 2011;

•	Proxy Statement on Schedule 14A for the Annual General Meeting of Holders of Ordinary Shares of XL Group plc held on May 6, 2011, filed on March 7, 2011;

•

Current Reports on Form 8-K filed on March 1, 2011, March 10, 2011, March 28, 2011, April 5, 2011, May 11, 2011, May 26, 2011, June 14, 2011, June 21, 2011, July 19, 2011, July 25, 2011 and August 16, 2011; and

•

the description of XL Group’s ordinary shares included in the Definitive Proxy Statement on Schedule 14A filed by XL Capital Ltd (XL Group’s predecessor registrant, which is now known as XL Group Ltd.) on March 10, 2010, set forth in section “Description of XL Group plc Share Capital”, including any amendment or report filed for the purposes of updating such description.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this prospectus, other than exhibits to such documents that are not specifically incorporated by reference into such documents, and XL Group’s and XL-Cayman’s constitutional documents. You may request such documents by contacting us at:

Investor Relations
XL Group plc
XL House
One Bermudiana Road
Hamilton HM 08, Bermuda
Telephone: (441) 292-8515
Fax: (441) 292-5280
Email: investorinfo@xlgroup.com

Neither XL Group nor XL-Cayman has authorized anyone to give any information or to represent anything not contained in this prospectus or in any of the materials that they have incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

RISK FACTORS

Investment in our securities involves various risks. In making an investment decision, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2010 filed by XL Group, and any future filings made by XL Group pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

XL GROUP PLC AND XL GROUP LTD.

XL Group, through its subsidiaries, including XL-Cayman, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises on a worldwide basis.

XL Group is incorporated in Ireland. XL Group’s principal executive offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. XL Group’s telephone number is +353 (1) 405-2033. XL Group’s website address is www.xlgroup.com. The information contained on XL Group’s website is not incorporated by reference into this prospectus.

XL-Cayman is incorporated in the Cayman Islands and is a wholly-owned subsidiary of XL Group. XL-Cayman’s principal executive offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. XL-Cayman’s telephone number is +353 (1) 405-2033.

You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This prospectus and any prospectus supplement, the documents incorporated by reference or any other written or oral statements made by or on behalf of us may include forward-looking statements that reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general, and the insurance and reinsurance sectors in particular (both as to underwriting and investment matters). Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

•	changes in the size of our claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date;

•	trends in rates for property and casualty insurance and reinsurance;

•	the timely and full recoverability of reinsurance placed by us with third parties, or other amounts due to us;

•	changes in ratings, rating agency policies or practices;

•	changes in the projected amount of ceded reinsurance recoverables and the ratings and creditworthiness of reinsurers;

•	the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

•	our ability to successfully implement our business strategy especially during the “soft” market cycle;

•	increased competition on the basis of pricing, capacity, coverage terms or other factors, which could harm our ability to maintain or increase our business volumes or profitability;

•	greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

•	the effects of inflation on our business, including on pricing and reserving;

•

developments, including uncertainties related to the depth and duration of the current recession, and future volatility, in the world’s credit, financial and capital markets that adversely affect the performance and valuation of our investments or access to such markets;

•

the impact of a possible downgrade of U.S. securities by credit rating agencies, and the resulting effect on the value of securities (x) in our investment portfolio and (y) posted as collateral by and to us;

•	the potential impact on us from government-mandated insurance coverage for acts of terrorism;

•	the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations;

•	changes to our assessment as to whether it is more likely than not that we will be required to sell, or have the intent to sell, available for sale debt securities before their anticipated recovery;

•	availability of borrowings and letters of credit under our credit facilities;

•	the ability of our subsidiaries to pay dividends to us;

•

the potential effect of regulatory developments in the jurisdictions in which we operate, including those which could impact the financial markets or increase our business costs and required capital levels;

•	changes in regulation or laws applicable to us or our subsidiaries, brokers or customers;

•	acceptance of our products and services, including new products and services;

•	changes in the availability, cost or quality of reinsurance;

•	changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

•	loss of key personnel;

•	changes in accounting policies or practices or the application thereof;

•

legislative or regulatory developments including, but not limited to, changes in regulatory capital balances that must be maintained by our operating subsidiaries and governmental actions for the purpose of stabilizing the financial markets;

•	the effects of mergers, acquisitions and divestitures;

•	developments related to bankruptcies of companies insofar as they affect property and casualty insurance and reinsurance coverages or claims that we may have as a counterparty;

•	changes in general economic conditions, including changes in interest rates, credit spreads, foreign currency exchange rates and other factors;

•	changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof;

•	the effects of business disruption or economic contraction due to war, terrorism or other hostilities; and

•	the other factors set forth in the documents incorporated by reference, which are on file with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated herein or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table shows the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends of XL Group and its subsidiaries for each of the periods indicated:

	(Unaudited) Six Months Ended June 30, 2011(1)	Fiscal Year Ended December 31
		2010(1)	2009(1)	2008(1)	2007(1)	2006(1)
Ratio of earnings to fixed charges	—(2)	4.6x	2.3x	—(3)	3.1x	4.0x
Ratio of earnings to combined fixed charges and preference dividends	—(2)	3.5x	1.7x	—(3)	2.8x	3.7x

(1)

We computed the foregoing ratios by dividing (a) income from continuing operations before income taxes, non-controlling interest and income or loss from equity investees plus the sum of fixed charges, amortization of capitalized interest and distributed income of equity investees, less non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges, by (b) the sum of fixed charges and, where indicated, preference dividends. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs), an estimate of the interest within rental expense and accretion of deposit liability transactions.

(2)	For the six months ended June 30, 2011, earnings were insufficient to cover fixed charges by $70.3 million and combined fixed charges and preference dividends by $105.9 million.

(3)	For the year ended December 31, 2008, earnings were insufficient to cover fixed charges by $259.9 million and combined fixed charges and preference dividends by $338.5 million.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

XL Group may offer from time to time under this prospectus, separately or together:

•	ordinary shares;

•	preference shares;

•	unsecured senior or subordinated debt securities;

•	warrants to purchase ordinary shares of XL Group;

•	ordinary share purchase contracts; and

•

ordinary share purchase units, each representing ownership of one or more ordinary share purchase contracts and, as security for the holder’s obligation to purchase ordinary shares under the share purchase contract, any one or more of (1) debt securities of XL Group

(which may be senior or subordinated), (2) debt or equity obligations of third parties, including U.S. Treasury securities or (3) preference shares of XL Group.

XL-Cayman may offer from time to time under this prospectus unsecured senior or subordinated debt securities guaranteed by XL Group.

References to “XL Group,” “we,” “our” or “us” in “Description of XL Group Preference Shares,” “Description of XL Group Ordinary Shares,” “Description of XL Group Ordinary Share Warrants” and “Description of Debt Securities and Guarantees” refer solely to XL Group plc and not its subsidiaries. References to “XL-Cayman” in “Description of Debt Securities and Guarantees” refer solely to XL Group Ltd. and not its subsidiaries.

DESCRIPTION OF XL GROUP SHARE CAPITAL

Our authorized share capital is US$9,999,900 divided into 500,000,000 ordinary shares with a nominal value of $0.01 per share, and 499,990,000 undesignated shares with a nominal value of $0.01 per share. As of September 23, 2011, we had 320,517,493 issued and outstanding ordinary shares and no other issued and outstanding shares. All issued and outstanding shares are fully paid and nonassessable.

Our authorized share capital also includes an additional €40,000 divided into 40,000 subscriber shares with a nominal value of €1 per share; these shares were issued in connection with our formation and are no longer outstanding.

We have the authority, pursuant to our articles of association, to increase our authorized but unissued share capital by ordinary resolution by creating additional XL Group shares of any class or series. An “ordinary resolution” of XL Group requires more than 50% of the votes cast in person or by proxy at a shareholders’ meeting by shareholders entitled to vote at that meeting.

As a matter of Irish law, the board of directors of a company may issue authorized but unissued new shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, our articles of association authorize the board of directors to issue new shares up to the amount of our authorized but unissued share capital without shareholder approval through June 30, 2015. We expect to seek to renew such general authority at an annual general meeting before that date.

Our articles of association authorize our board of directors, without shareholder approval, to determine the terms of the undesignated shares issued by us. Our board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of that class or series of shares, to provide from time to time for the issuance of ordinary shares or other classes or series of shares and to establish the characteristics of each such other class or series, including the number of shares and their preferred, deferred or other special rights and privileges or limitations, conditions and restrictions, whether in regard to dividend, voting, return of capital, conversion, redemption or otherwise.

DESCRIPTION OF XL GROUP PREFERENCE SHARES

General

We are authorized to issue up to 999,990,000 shares, consisting of 500,000,000 ordinary shares with a nominal value of $0.01 per share and 499,990,000 undesignated shares with a nominal value of $0.01 per share. Without prejudice to any special rights previously conferred on the holders of existing shares, the board of directors has the power to issue shares with such preferred, deferred or other special rights and privileges or such limitations, conditions and restrictions, whether in regard to dividend, voting, return of capital, conversion, redemption or otherwise as the board of directors may from time to time determine.

The following is a description of certain general terms and provisions of the shares that, following appropriate resolutions of the board of directors, we may issue with preferred rights

(“preference shares”). The particular terms of any class or series of preference shares will be described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preference shares; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

The following description of our preference shares is a summary. You should refer to the provisions of our memorandum of association, our articles of association and the terms of each class or series of the preference shares that will be filed with the SEC at or prior to the time of issuance of such class or series of the preference shares and described in the applicable prospectus supplement. Rights under the preference shares are subject to the Irish Companies Act (the “ICA”), as described in this prospectus.

Terms

The terms of each series of preference shares will be described in any prospectus supplement related to such class or series of preference shares.

The board of directors in approving the issuance of a class or series of preference shares shall determine, and the applicable prospectus supplement will set forth with respect to such class or series, the following:

•	whether dividends on that class or series of preference shares will be cumulative or non-cumulative;

•

the dividend rate and rights in respect of dividends on the preference shares of that class or series and whether the dividend rate is subject to reset (up to a specified maximum) under certain circumstances described, if applicable, in such prospectus supplement;

•	the liquidation preference per share of that class or series of preference shares, if any;

•	the voting powers, if any, of the preference shares of that class or series;

•	any redemption and sinking fund provisions applicable to that class or series of preference shares;

•	any conversion provisions applicable to that class or series of preference shares; and

•	the terms of any other preferences or other rights and limitations, if any, applicable to that class or series of preference shares.

Dividends

Holders of preference shares will be entitled to receive out of distributable profits of XL Group, when, as and if declared by the board of directors, cash dividends at the rates and on the dates as set forth in the applicable prospectus supplement. Except as set forth below, no dividends will be declared or paid on any class or series of preference shares unless full dividends for all classes or series of preference shares which have the same rank as, or rank senior to, such class or series of preference shares (including cumulative dividends still owing, if any) have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro rata so that the amount of dividends declared per share on that class or series of preference shares and on each other class or series of preference shares having the same rank as, or ranking senior to, that class or series of preference shares will in all cases bear to each other the same ratio that accrued dividends per share on that class or series of preference shares and the other preference shares bear to each other. In addition, generally, unless all dividends on the preference shares have been paid, no dividends will be declared or paid on the ordinary shares and generally we may not redeem or purchase any ordinary shares.

For a discussion of limitations on funds available to us for the payment of dividends, see “Description of XL Group Ordinary Shares—Dividend Rights.”

Voting Rights

The holders of the preference shares shall not, except as required by law or as set forth in the applicable prospectus supplement, have any right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of shareholders. On any matters on which the holders of the preference shares shall be entitled to vote, they shall be entitled to one vote for each share held.

Unless otherwise stated in the applicable prospectus supplement, if six or more full quarterly dividends (whether consecutive or not) on any series of preference shares shall be in arrears, then during such period, which we refer to herein as the “voting period,” the holders of a majority of the outstanding preference shares of all series so in arrears and having such right represented in person or by proxy at any meeting of our shareholders held for the election of directors during such voting period shall be entitled, as a class, to the exclusion of the holders of all other classes of our shares, to elect two of our directors, each preference share entitling the holder thereof to one vote.

Any director who shall have been elected by holders of preference shares, or by any director so elected as herein contemplated, may be removed at any time during a voting period, either for or without cause, by, and only by, the affirmative votes of the holders of record of a majority of the outstanding preference shares of all series given at a special meeting of such shareholders called for the purpose. Any vacancy thereby created may be filled during such voting period by the holders of preference shares of all series, present in person or represented by proxy at such meeting. Any director elected by holders of preference shares, or by any director so elected as herein contemplated, who dies, resigns or otherwise ceases to be a director shall, except as otherwise provided in the preceding sentence, be replaced by the remaining director theretofore elected by the holders of preference shares. At the end of the voting period, the holders of preference shares of all series shall be automatically divested of all voting power vested in them under this provision but subject always to the subsequent vesting of voting power in the holders of preference shares in the event of any similar cumulated arrearage in payment of quarterly dividends occurring thereafter. The term of all directors elected pursuant to this provision shall in all events expire at the end of the voting period.

In addition, certain transactions that would vary the rights of the holders of any series of outstanding preference shares cannot be made without the approval of a special resolution in writing by the holders of 100% of such series or the sanction of a special resolution passed by two-thirds of the votes cast at a separate meeting of the holders of such series, subject to any requirements of Irish law.

Ranking

The preference shares will rank senior to our ordinary shares with respect to payment of dividends and amounts upon liquidation, dissolution or winding-up of XL Group. Without the requisite vote of holders of the preference shares, as described above under “—Voting Rights,” no class or series of capital shares can be created ranking senior to the preference shares as to dividend rights or liquidation preference.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of preference shares of each series are entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of ordinary shares or any other class or series of our capital shares (including any preferred shares) which is junior as to liquidation rights to our preference shares of such series, liquidating distributions in the amount set forth in the applicable prospectus supplement, plus dividends accrued and accumulated but unpaid to the date of such distribution. If, upon our liquidation, dissolution or winding-up, the amounts payable with respect to our preference shares of such series and any of our other preference shares ranking as to any such distribution on a parity with our preference shares of such series are not paid in full, the holders of our preference shares of such series and of such of our other preference shares will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preference shares will not be entitled to any further participation in any distribution of assets by us. Neither our consolidation or merger with another corporation nor a sale or transfer of all or part of our assets for cash or securities shall be considered a liquidation, dissolution or winding-up of XL Group.

Redemption Provisions

The preference shares of each series will have such optional or mandatory redemption terms, if any, as shall be set forth in the applicable prospectus supplement.

Conversion and Exchange Rights

The preference shares, if convertible, will only be convertible into our ordinary shares, and will not be convertible into or exchangeable for securities of a third party. The terms and conditions, if any, upon which any series of our preference shares is convertible into ordinary shares or exchangeable into debt securities will be set forth in the applicable prospectus supplement relating to such series of preference shares. Such terms will include:

(1)	in the case of any series of preference shares that is convertible into ordinary shares:

(a)	the number of ordinary shares into which preference shares of such series are convertible;

(b)	the conversion price (or manner of calculation thereof);

(c)	the conversion period;

(d)

provisions as to whether conversion will be at the option of the holders of such series of preference shares, at our option or automatic (upon a specified date or upon the occurrence of a specified event);

(e)	the events requiring an adjustment of the conversion price; and

(f)	provisions affecting conversion in the event of the redemption of such series of preference shares; and

(2)	in the case of any series of preference shares that is exchangeable into debt securities:

(a)	the principal amount of debt securities into which preference shares of such series are exchangeable;

(b)	the exchange period; and

(c)

provisions as to whether the exchange will be at the option of the holders of such series of preference shares, at our option or automatic (upon a specified date or upon the occurrence of a specified event).

Any exchange of preference shares into debt securities will be carried out in a manner described in the applicable prospectus supplement and may be accomplished through a redemption of the preference shares and issuance of new debt securities if so specified.

Miscellaneous

Our preference shares will have no preemptive rights. All of our preference shares, upon payment in full therefor, will be fully paid and nonassessable.

DESCRIPTION OF XL GROUP ORDINARY SHARES

General

The following description of our ordinary shares is a summary. You should refer to the provisions of our memorandum of association and our articles of association. Rights under the ordinary shares are subject to the ICA, as described in this prospectus.

Voting

Holders of ordinary shares vote on all matters submitted to a vote of shareholders and are entitled to one vote per share, except that if, and for so long as, the votes conferred by the XL Group Controlled Shares (as defined below) of any person constitute 10% or more of the votes conferred by the issued shares of XL Group, the voting rights with respect to the XL Group Controlled Shares of such person will be limited, in the aggregate, to a voting power equal to approximately (but slightly less than) 10%, pursuant to a formula set forth in our articles of association. “XL Group Controlled Shares” of a person (as defined in our articles of association) include (1) all our shares owned directly, indirectly or constructively by that person (within the meaning of Section 958 of the U.S. Internal Revenue Code of 1986, as amended) and (2) all our shares owned directly, indirectly or constructively by that person or any “group” of which that person is a part, within the meaning of Section 13(d)(3) of the Exchange Act.

All votes at a general meeting will be decided by way of a poll. Voting rights on a poll may be exercised by shareholders registered in XL Group’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in accordance with our articles of association. Our articles of association provide that the board of directors may permit the appointment of proxies by the shareholders to be notified to XL Group electronically.

In accordance with our articles of association, the board of directors may from time to time cause XL Group to issue preference or any other class or series of shares. These shares may have such voting rights, if any, as may be specified in the terms of such shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the shares).

Treasury shares and shares of XL Group held by subsidiaries of XL Group will not entitle their holders to vote at general meetings of shareholders.

Except where a greater majority is required by Irish law or our articles of association, any question proposed for consideration at any general meeting of XL Group or of any class of shareholders will be decided by an ordinary resolution passed by a simple majority of the votes cast by shareholders entitled to vote at such meeting. Irish law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A “special resolution” of XL Group requires not less than 75% of the votes cast by shareholders at a meeting of shareholders. Examples of matters requiring special resolutions include:

•	Amending the objects of XL Group set forth in our memorandum of association;

•	Amending our articles of association;

•	Approving a change of name of XL Group;

•

Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person of a director (which generally includes a family member or business partner of the director and any entity controlled by the director);

•	Opting out of preemption rights on the issuance of new shares;

•	Re-registration of XL Group from a public limited company to a private company;

•	Purchase of our own shares off-market;

•	Reduction of issued share capital;

•	Resolving that XL Group be wound up by the Irish courts;

•	Resolving in favor of a shareholders’ voluntary winding-up;

•	Re-designation of shares into different share classes;

•	Setting the re-issue price of treasury shares; and

•	Mergers with companies incorporated in the European Economic Area.

Variation of any special rights attached to any class or series of our issued shares (including ordinary shares) must, in accordance with our articles of association, be approved by (1) a resolution of the shareholders of the class or series affected, passed by the affirmative vote of the holders of two- thirds of the shares of that class or series voted at a meeting of that class or series or (2) the written consent of all the shareholders of that class or series (subject to Irish law). In the case of a meeting to vary the rights of any class or series of shares, Irish law provides that the necessary quorum is the presence, in person or by proxy, of at least two shareholders representing one-third in nominal value (or, at an adjourned meeting, at least one shareholder representing any amount of nominal value) of the relevant class. Every shareholder of the affected class or series will have one vote for each share of such class or series that he or she holds as of the record date for the meeting except that if, and for so long as, the votes conferred by the XL Group Controlled Shares (as defined above under “—Voting”) of any person constitute 10% or more of the votes conferred by the issued shares of the relevant class or series, the voting rights with respect to the XL Group Controlled Shares of such person will be limited, in the aggregate, to a voting power equal to approximately (but slightly less than) 10%, pursuant to a formula set forth in our articles of association.

Dividend Rights

Subject to the ICA and any rights and restrictions of any other class or series of shares, including our preference shares, the board of directors may from time to time declare dividends on the shares issued and authorize payment of the dividends out of our distributable reserves (as described below) in accordance with the ICA. The board of directors may, subject to applicable provisions of the ICA, declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets.

No dividends on the shares issued will be declared by our board of directors, or paid or set apart for payment by us, at any time during which the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, or Irish law prohibit a declaration, payment or setting apart for payment of a dividend or provide that such a declaration, payment or setting apart for payment would constitute a breach or a default or not be permitted thereunder. No dividends on the shares issued will be declared or paid or set apart for payment if prohibited by law or regulation.

Irish law provides that no dividend shall be payable except out of our distributable reserves and in accordance with Irish law. In addition, our directors are, as a matter of prudence, required to ensure that any dividend declared or paid is not of an amount that reduces our reserves to a level that is not sufficient to meet the reserve requirements of our business.

Under Irish law, distributable reserves, broadly, means the accumulated realized profits of XL Group less accumulated realized losses of XL Group on a standalone basis. In addition, no dividend or distribution may be made unless the net assets of XL Group are not less than the aggregate of XL Group’s share capital, plus undistributable reserves, and the distribution does not reduce XL Group’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which XL Group’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed XL Group’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of XL Group. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the ICA, which give a “true and fair view” of XL Group’s unconsolidated financial position in accordance with accepted accounting practice in Ireland. These “relevant accounts” must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Our articles of association authorize our board of directors to declare such dividends as appear justified from the profits of XL Group without the approval of the shareholders. The dividends can be declared and paid in the form of cash or non-cash assets, subject to applicable law. XL Group may pay dividends in any currency but intends to do so in U.S. dollars. Our board of directors may deduct from any dividend or other moneys payable to any shareholder all sums of money, if any, due from the shareholder to XL Group in respect of shares of the company.

Rights upon Liquidation

Upon our liquidation, after the payments to be made in accordance with the ICA and the full amounts that holders of any issued shares ranking senior to the ordinary shares, including our preference shares, as to distribution on liquidation or winding-up are entitled to receive have been paid or set aside for payment, our articles of association provide that the method by which any remaining assets available for distribution to the holders of ordinary shares will be distributed shall be determined by the liquidator, subject to a special resolution by the shareholders. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to or with us. The assets received by the holders of ordinary shares in a liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

Incentive Equity Plans

We maintain the 1991 Performance Incentive Program (the “1991 Program”), which provides for grants of non-qualified or incentive stock options, restricted stock awards, restricted stock units, performance shares, performance units and stock appreciation rights (“SARs”) to our employees and directors. The plan is administered by the compensation committee of our board of directors or another committee designated by the board of directors (the “Compensation Committee”). Options may be granted with or without SARs. No SARs have been granted to date. Grant prices are established at the fair market value of our ordinary shares at the date of grant. Options and SARs have a life of not longer than 10 years and vest as set forth at the time of grant.

Restricted stock awards issued under the 1991 Program vest over such period as the Compensation Committee may approve. These awards contain certain restrictions, prior to vesting, relating to, among other things, forfeiture in the event of termination of employment and transferability. The award recipients generally have the rights and privileges of a shareholder as to the restricted stock, including the right to receive dividends and the right to vote such restricted stock.

In addition, we maintain the Performance Incentive Program for Employees (the “1999 Program”), which provides for grants of non-qualified options, restricted stock, performance shares and performance units to our employees who are not subject to the reporting requirements of Section 16(a) of the Exchange Act. The Compensation Committee administers the 1999 Program.

We also maintain the Directors Stock & Option Plan (the “Directors’ Plan”), which provides for grants of non-qualified options, restricted stock and restricted stock units to non-employee directors. The Directors’ Plan provides for automatic grants of options to purchase 5,000 shares to each non- employee director when he or she is first elected to our board of directors and annual automatic grants of options to purchase an amount of shares, as determined by our board of directors, to each non-employee director in office immediately following our annual meeting. The exercise price per share of each of the options is equal to the fair market value of our ordinary shares at the date of grant. All options vest immediately on the grant date, and they expire ten years after the date of grant. Discretionary option grants and discretionary grants of restricted stock and restricted stock units to non- employee directors also may be made under the Director’s Plan. Prior to January 1, 2009, share units were credited to the account of each non-employee director (collectively, “Retainer Share Units”) in an amount equal to the non-employee director’s retainer fee divided by the fair market value of our ordinary shares on the date such Retainer Share Units were to have been credited. Benefits under the Directors’ Plan are distributed in the form of our ordinary shares for each Retainer Share Unit awarded following retirement or termination of a non-employee director’s service on our board of directors. Such shares are received either in a lump sum on the date of a non-employee director’s retirement or termination or over a period not to exceed five years, as elected in advance by each non-employee director. Subsequent to January 1, 2009, non-employee directors did not receive such Retainer Share Units as a result of the addition of Section 457A to the U.S. Internal Revenue Code of 1986, as amended.

During the years ended December 31, 2010, 2009 and 2008, we granted 1,022,686, 1,269,500 and 5,889,000 options, respectively, to purchase our ordinary shares to our directors and employees related to our incentive equity plans. During the years ended December 31, 2010, 2009 and 2008, we granted 62,577, 146,895 and 1,349,620 shares, respectively, of our restricted stock to our directors and employees related to incentive equity plans.

Classified Board

Our board of directors is divided into three classes that are elected for staggered three-year terms (starting from the date of their last appointment as directors of our predecessor registrant, XL Capital Ltd, which is now known as XL Group Ltd.). A director may be removed without cause by the shareholders by ordinary resolution (representing a majority of the total voting power) subject to compliance with specific provisions of the ICA, including in relation to notice and the relevant director having audience at the relevant shareholder meeting.

Preemptive Rights

Under Irish law, in the absence of the contrary provisions in our articles of association, certain statutory preemption rights would apply automatically in favor of XL Group ordinary shareholders when XL Group shares are issued for cash. However, we have opted out of these preemption rights in our articles of association as permitted under Irish law. Irish law requires this opt-out to be renewed at least every five years by a special resolution of the shareholders. A “special resolution” requires not less than 75% of the votes cast by XL Group shareholders at a meeting of shareholders. We expect that we will seek renewal of the opt-out at an annual general meeting prior to the expiration of the current opt-out on June 30, 2015. If the opt-out expires and is not renewed, shares issued for cash must be offered to pre-existing ordinary shareholders of XL Group pro rata to their existing shareholding before the shares can be issued to any new shareholders or pre-existing shareholders in an amount greater than their pro rata entitlements. The statutory preemption rights:

•	generally do not apply where shares are issued for non-cash consideration;

•

do not apply to the issuance of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any dividend and capital distribution, which are sometimes referred to as non-participating shares); and

•

do not apply to the issuance of shares pursuant to certain employee compensation plans (but the 1991 Program and the Directors’ Plan, both of which permit (or, in the case of the 1991 Program, permitted until April 2005) grants to non-employee directors, do not fit within this exception).

Fractional Shares

Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional XL Group shares and the official register of XL Group will not reflect any fractional shares. Whenever as a result of an alteration or reorganization of the share capital of XL Group any shareholder would become entitled to fractions of a share, the board of directors may, on behalf of those shareholders, sell the shares representing the fractions and distribute the proceeds of sale among those shareholders (or, if those proceeds are less than an amount fixed by the board of directors, retain them for the benefit of the company). This ability of our board of directors to dispose of fractional shares is required in order to comply with the Irish law prohibition on fractional shares held of record.

DESCRIPTION OF XL GROUP ORDINARY SHARE WARRANTS

General

XL Group may issue ordinary share warrants independently or together with any securities offered by any prospectus supplement and such ordinary share warrants may be attached to or separate from such securities. Each series of ordinary share warrants will be issued under a separate warrant agreement to be entered into between XL Group and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the certificates representing the ordinary share warrants and will not assume any obligation or relationship of agency or trust for or with any holders of ordinary share warrant certificates or beneficial owners of ordinary share warrants.

The following summaries of certain provisions of the warrant agreement and ordinary share warrant certificate are not complete. You should look at the warrant agreement relating to, and the ordinary share warrant certificate representing, a series of ordinary share warrants.

The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Ordinary share warrants for the purchase of ordinary shares will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

An applicable prospectus supplement will set forth and describe other specific terms regarding each series of ordinary share warrants offered hereby, including:

(1)	the offering price;

(2)	the number of ordinary shares purchasable upon exercise of each such ordinary share warrant and the price at which such number of ordinary shares may be purchased upon such exercise;

(3)	the date on which the right to exercise such ordinary share warrants shall commence and the date on which such right shall expire; and

(4)	any other terms of such ordinary share warrants.

Exercise of Ordinary Share Warrants

Each ordinary share warrant will entitle the holder thereof to purchase such ordinary shares at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered ordinary share warrants. After the close of business on the expiration date of each ordinary share warrant or such later date to which such expiration date may be extended by us, unexercised ordinary share warrants will become void.

Ordinary share warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the ordinary shares purchasable upon such exercise, together with certain information set forth on the reverse side of the ordinary share warrant certificate. Upon receipt of such payment and the ordinary share warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the ordinary shares purchasable upon such exercise. If fewer than all of the ordinary share warrants represented by such ordinary share certificate are exercised, a new ordinary share warrant certificate will be issued for the remaining amount of ordinary share warrants.

Amendments and Supplements to Warrant Agreement

The warrant agreement for a series of ordinary share warrants may be amended or supplemented without the consent of the holders of the ordinary share warrants issued thereunder to effect changes that are not inconsistent with the provisions of the ordinary share warrants and that do not adversely affect the interests of the holders of the ordinary share warrants.

Ordinary Share Warrant Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of ordinary shares covered by, an ordinary share warrant are subject to adjustment in certain events, including:

(1)	the issuance of ordinary shares as a dividend or distribution on the ordinary shares;

(2)	certain subdivisions and combinations of the ordinary shares;

(3)

the issuance to all holders of ordinary shares of certain rights or warrants entitling them to subscribe for or purchase ordinary shares at less than the current market value, as defined in the applicable warrant agreement for such series of ordinary share warrants; and

(4)	the distribution to all holders of ordinary shares of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

No adjustment in the exercise price of, and the number of ordinary shares covered by, an ordinary share warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided, however, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of ordinary shares covered by, an ordinary share warrant will not be adjusted for the issuance of ordinary shares or any securities convertible into or exchangeable for ordinary shares, or securities carrying the right to purchase any of the foregoing.

In the case of:

(1)	a redesignation of the ordinary shares;

(2)	certain consolidation or merger events involving us; or

(3)	a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety;

in each case as a result of which holders of our ordinary shares shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such ordinary shares, the holders of the ordinary share warrants then outstanding will be entitled thereafter to convert such ordinary share warrants into the kind and amount of ordinary shares and other securities or property which they would have received upon such redesignation, consolidation, merger, sale or conveyance had such ordinary share warrants been exercised immediately prior to such redesignation, consolidation, merger, sale or conveyance.

DESCRIPTION OF XL GROUP ORDINARY SHARE PURCHASE CONTRACTS AND ORDINARY SHARE PURCHASE UNITS

XL Group may issue ordinary share purchase contracts, representing contracts obligating holders to purchase from XL Group and obligating XL Group to sell to the holders, or holders to sell to XL Group and XL Group to purchase from the holders, to the extent permitted by the ICA, a fixed or varying number of ordinary shares at a future date or dates. The price per ordinary share may be fixed at the time the ordinary share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the ordinary share purchase contracts. Any ordinary share purchase contract may include anti-dilution provisions to adjust the number of ordinary shares to be delivered pursuant to such ordinary share purchase contract upon the occurrence of certain events.

The ordinary share purchase contracts may be entered into separately or as a part of ordinary share purchase units consisting of one or more ordinary share purchase contracts and any one or more of:

(1)	debt securities of XL Group (which may be senior or subordinated);

(2)	preference shares of XL Group; or

(3)	debt or equity obligations of third parties, including U.S. Treasury securities.

The ordinary share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid ordinary share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original ordinary share purchase contract. Any one or more of the above securities, ordinary shares or the ordinary share purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the ordinary shares under the ordinary share purchase contracts. The ordinary share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of ordinary shares deliverable by such holders under ordinary share purchase contracts requiring the holders to sell ordinary shares to XL Group. The terms of any payments provided for under the ordinary share purchase units will be described in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any ordinary share purchase contracts or ordinary share purchase units and, if applicable, prepaid ordinary share purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the ordinary share purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such ordinary share purchase contracts or ordinary share purchase units and (3) if applicable, the prepaid ordinary share purchase contracts and the document pursuant to which such prepaid ordinary share purchase contracts will be issued.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

XL Group and/or XL-Cayman each, for purposes of this section, an “Issuer” may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Any senior debt securities or subordinated debt securities issued by XL Group will be issued pursuant to a senior indenture or a subordinated indenture, respectively, in each case between XL Group and a trustee qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Any senior debt securities or subordinated debt securities issued by XL-Cayman will be issued pursuant to a senior indenture or a subordinated indenture, respectively, in each case, among XL-Cayman, XL Group and a trustee qualified under the Trust Indenture Act. Such indentures are subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” The trustee under any indenture is referred to as the “trustee.” Each indenture is subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture provides that the specific terms of any series of debt securities will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series, and executed by the same parties that are parties to the relevant indenture. All senior debt securities issued by XL-Cayman will be fully and unconditionally guaranteed by XL Group. See “Description of Debt Securities and Guarantees—Guarantees.”

The statements made below relating to the debt securities and the indentures are summaries of the material provisions thereof and are subject to, and are qualified by reference to, the provisions of the applicable indenture (including the guarantee provisions contained therein in the case of the XL- Cayman indenture) and any applicable U.S. federal income tax and Irish law considerations as well as any applicable supplements to the terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Terms

The debt securities will be unsecured obligations of the applicable Issuer.

The senior debt securities will rank equal in right of payment with all other unsecured and unsubordinated indebtedness of the applicable Issuer.

The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all senior indebtedness, which is defined in the section called “—Ranking of Debt Securities” below of the applicable Issuer.

The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

(1)

the Issuer of such debt securities, the title of such debt securities, whether such debt securities are offered pursuant to a medium term notes program, and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

(2)	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

(3)

the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such debt securities that is convertible or exchangeable or the method by which any such portion shall be determined;

(4)

if convertible or exchangeable for other securities, the terms on which such debt securities are convertible or exchangeable, including the initial conversion or exchange price, the conversion or exchange period, any events requiring an adjustment of the applicable conversion or exchange price and any requirements relating to the reservation of securities for purposes of conversion in the case of convertible securities;

(5)	the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

(6)

the rate(s) (which may be fixed or floating), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any, including, if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of ordinary shares below certain levels for a minimum period of time);

(7)

the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8)

the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the applicable Issuer in respect of such debt securities and the applicable indenture may be served;

(9)

the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the Issuer’s option;

(10)

the Issuer’s obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund (as defined in the applicable supplemental indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

(11)

if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12)

whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

(13)

whether the principal of or interest, if any, on the debt securities of the series is to be payable, at the Issuer’s election or the election of a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

(14)	provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

(15)

any deletions from, modifications of or additions to the events of default or covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

(16)

whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for such series;

(17)	the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

(18)	if exchangeable into another series of debt securities of XL Group or XL-Cayman, the terms on which such debt securities are exchangeable; and

(19)	any other terms of the series of debt securities and any additions to the applicable indenture.

If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. In such cases, all U.S. federal income tax considerations will be described in the applicable prospectus supplement.

Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit either Issuer’s ability to incur indebtedness or that would afford holders of debt securities protection from transactions involving either Issuer, including a highly leveraged transaction involving either Issuer or a change in control. The applicable prospectus supplement will contain information with respect to any additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Guarantees

Payment of principal, premium, if any, and interest on any senior debt securities issued by XL-Cayman will be fully and unconditionally guaranteed by XL Group and each such guarantee will be an unsecured and unsubordinated obligation of XL Group and will rank equal with all of the XL Group’s future unsubordinated debt. Payment of principal, premium, if any, and interest on any subordinated debt securities issued by XL-Cayman will be fully and unconditionally guaranteed by XL Group and each such guarantee will rank subordinate in right of payment to the senior indebtedness of XL Group. XL Group’s obligations under the guarantees will be irrespective of:

•	any lack of validity or enforceability of any agreement or instrument relating to the debt securities;

•

any change in the time, manner or place of payment under, or in any other term in respect of, all or any debt securities, or any other amendment or waiver of or consent to any departure from any other agreement relating the debt securities;

•

any increase in, addition to, exchange or release of, or nonperfection of any lien on or security interest in, any collateral, or any release or amendment or waiver of or consent to any departure from or failure to enforce any other guarantee, for all or any debt securities;

•	any other circumstance that might otherwise constitute a defense available to, or a discharge of, XL-Cayman in respect of the debt securities;

•	the absence of any action on the part of the trustee to obtain payment under the debt securities or the indenture from XL-Cayman;

•

any insolvency, bankruptcy, reorganization or dissolution, or any similar proceeding of or in respect of XL-Cayman, including, without limitation, rejection of the debt securities in such bankruptcy; or

•

the absence of notice or any delay in any action to enforce any provision of the debt securities or the indenture or to exercise any right or remedy against the guarantor or XL-Cayman, whether under the indenture, the debt securities or any agreement or any indulgence, compromise or extension granted.

Notwithstanding the above, XL Group will not waive any defense that would be available to XL-Cayman based on a breach, default or misrepresentation by the trustee, or failure of any condition to XL-Cayman’s obligations under the indenture or the illegality of any provision of the indenture.

Each guarantee by XL Group will remain in full force and effect and will be binding on XL Group until the entire principal amount, all interest and any premium on the related debt securities have been paid in full or otherwise discharged in accordance with the terms of the applicable governing indenture. The trustee has the right to proceed first and directly against XL Group, without first proceeding against XL-Cayman or exhausting any other remedies it may have, in the event of default of performance by XL-Cayman under the applicable indenture.

Denomination, Interest, Registration and Transfer

The applicable Issuer will issue the debt securities of each series only in registered form, without coupons, in minimum denominations of $2,000 and increments of $1,000 in excess thereof, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution, if any, relating to such series of debt securities.

The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at the applicable Issuer’s option, interest payment may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

•

will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee’s corporate trust office or at the office of any registrar designated by the Issuer for such purpose; and

•	may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by the Issuer for such purpose.

No service charge will be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. XL Group or XL-Cayman may act as registrar and may change any registrar without notice.

Certain Covenants

The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

Provisions Applicable to All Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, all debt securities will include the provisions described below.

XL Group may not (1) consolidate with or merge with or into any other person (other than XL-Cayman) or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person (other than XL-Cayman), (2) permit any person (other than XL-Cayman) to consolidate with or merge into it or (3) permit any person to convey, transfer, sell or lease that person’s properties and assets substantially as an entirety to it unless:

•

in the case of (1) and (2) above, if XL Group is not the surviving person, such surviving person is an entity organized and existing under the laws of the United States of America (including any State thereof or the District of Columbia), the United Kingdom, Ireland, the Cayman Islands, Bermuda or any country which is a member of the Organization for Economic Co-operation and Development or the European Union and (1) in the case of debt securities issued by XL Group, the surviving person assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of its other covenants under the applicable indenture or (2) in the case of debt securities issued by XL-Cayman, the surviving person assumes XL Group’s obligations under the related guarantee; and

•

immediately after giving effect to the transaction, no event of default under the applicable indenture, and no event that, after notice or lapse of time or both, would become an event of default under the applicable indenture, will have occurred and be continuing.

Additional Provisions Applicable to XL-Cayman Debt Securities Only

Unless otherwise indicated in the applicable prospectus supplement, senior debt securities and subordinated debt securities issued by XL-Cayman will include the provisions described below.

XL-Cayman may not (1) consolidate with or merge with or into any other person (other than XL Group) or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person (other than XL Group), (2) permit any person (other than XL Group) to consolidate with or merge into it or (3) permit any person (other than XL Group) to convey, transfer, sell or lease that person’s properties and assets substantially as an entirety to it, unless:

•

in the case of (1) and (2) above, if XL-Cayman is not the surviving person, such surviving person is a corporation organized and existing under the laws of the United States of America (including any State thereof or the District of Columbia), the United Kingdom, Ireland, the Cayman Islands, Bermuda or any country which is a member of the Organization for Economic Co-operation and Development or the European Union and the surviving person assumes the due and punctual payment pursuant to the debt securities and the applicable indenture and the performance of its other covenants and obligations under the applicable indenture and the debt securities; and

•

immediately after giving effect to the transaction, no event of default under the applicable indenture, and no event that, after notice or lapse of time or both, would become an event of default under the applicable indenture, shall have occurred and be continuing.

Reporting by the Issuer

Under the applicable indenture, the applicable Issuer will be required to file with the trustee, within 15 days after it is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports which such Issuer may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, provided that availability of such reports on a website maintained by the SEC shall be deemed to fulfill this requirement. If the applicable Issuer is not required to file information, documents or reports pursuant to either of said sections of the Exchange Act, then it shall file with the trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange. The applicable Issuer will be also required to file with the trustee and the SEC such additional information, documents and reports with respect to compliance by such Issuer (in the case of debt securities issued by XL-Cayman, by XL- Cayman and XL Group) with the conditions and covenants of the applicable indenture as may be required from time to time under the rules and regulations of the SEC. Notwithstanding the foregoing, in the case of debt securities issued by XL-Cayman, for so long as XL Group remains a guarantor under the applicable indenture, or if at any time any other direct or indirect parent company of XL-Cayman is a guarantor of its debt securities, the reports, information and other documents required to be filed and furnished may, at the option of XL-Cayman, be filed by and be those of XL Group or such other parent, as applicable, rather than XL-Cayman.

Ranking of Debt Securities

General

Each Issuer is a holding company with no direct operations or significant assets other than the capital stock of its subsidiaries. The subsidiaries of XL-Cayman generate substantially all of the Issuers’ operating income and cash flow. As a result, distributions and advances from XL-Cayman’s subsidiaries are the principal source of funds necessary to meet each Issuer’s debt service obligations. Contractual provisions or laws, as well as the financial condition and operating and regulatory requirements of XL-Cayman’s subsidiaries, may limit the relevant Issuer’s ability to obtain cash from XL- Cayman or XL-Cayman’s subsidiaries, as the case may be, that it requires to pay its debt service obligations. For a description of certain regulatory restrictions on the payment of dividends by each Issuer’s subsidiaries, see Item 1 “Business—Regulation” included in XL Group’s Annual Report on Form 10- K for the year ended December 31, 2010, which is incorporated by reference in this prospectus. In addition, because each Issuer is a holding company, the debt securities and, in the case of debt securities issued by XL-Cayman, the related XL Group guarantees, will be structurally subordinated to the claims of creditors of the relevant Issuer’s subsidiaries on their assets and earnings.

Senior debt securities

The senior debt securities will be unsecured unsubordinated obligations of the applicable Issuer and will:

•	rank equal in right of payment with all other unsecured and unsubordinated indebtedness of the applicable Issuer;

•	be effectively subordinated in right of payment to all secured indebtedness of the applicable Issuer to the extent of the value of the assets securing such indebtedness; and

•	be effectively subordinated to all indebtedness and mandatorily redeemable preferred stock of the applicable Issuer’s subsidiaries (because each Issuer is a holding company).

Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there are no limitations in the senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred or preference shares which may be issued by either Issuer or their subsidiaries.

Subordinated debt securities

The subordinated debt securities will be the applicable Issuer’s unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of the applicable Issuer’s senior indebtedness. Upon any payment or distribution of assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the applicable Issuer or its property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due shall be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character shall be made by the applicable Issuer or any other person on the applicable Issuer’s behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

If any other event of default occurs and is continuing with respect to any senior indebtedness, as such event of default is defined in the instrument creating or evidencing such senior indebtedness, permitting the holders of such senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of senior indebtedness gives written notice of the event of default to the trustee (a “default notice”), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the “blockage period”), neither the applicable Issuer nor any other person on the applicable Issuer’s behalf shall:

(1)	make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

(2)	acquire any of the subordinated debt securities for cash, property or otherwise.

Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the senior indebtedness shall be, or be made, the basis for commencement of a second blockage period by the representative of such senior indebtedness whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

The subordinated indentures do not, and any supplemental subordinated indenture will not, restrict the amount of the applicable Issuer’s or the applicable Issuer’s subsidiaries’ senior indebtedness or other indebtedness. As a result of the foregoing provisions, in the event of the applicable Issuer’s insolvency, holders of the subordinated debt securities may recover ratably less than the applicable Issuer’s general creditors.

“senior indebtedness,” unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to the applicable Issuer,

(1)

the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (A) the applicable Issuer’s indebtedness for money borrowed and (B) the applicable Issuer’s indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by the applicable Issuer, including any such securities issued under any deed, indenture or other instrument to which the applicable Issuer is a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

(2)	all of the applicable Issuer’s capital lease obligations;

(3)

all of the applicable Issuer’s obligations issued or assumed as the deferred purchase price of property, all of the applicable Issuer’s conditional sale obligations, all of the applicable Issuer’s hedging agreements and agreements of a similar nature thereto and all of the applicable Issuer’s agreements relating to any such agreements, and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all of the applicable Issuer’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(5)	all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which the applicable Issuer is responsible or liable as obligor, guarantor or otherwise;

(6)

all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of the applicable Issuer’s property or assets (whether or not such obligation is assumed by the applicable Issuer); and

(7)

any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable supplemental indenture or thereafter incurred;

except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument that contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge and Defeasance

Under the terms of the indentures, the applicable Issuer will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt security certificates or other title documents, maintain paying agencies and hold moneys for payment in trust) and, in the case of debt securities issued by XL-Cayman, XL Group will be discharged from any and all obligations in respect of the related guarantee and applicable indenture if:

(1)

the applicable Issuer delivers all outstanding debt securities of such series to the trustee for cancellation and pays all sums payable by the applicable Issuer under such debt securities and the indenture with respect to such series; or

(2)

such debt securities either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and the applicable Issuer deposits with the debt securities trustee, in trust:

(a)

in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such debt securities; and

(b)

in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which such debt securities are denominated sufficient to pay all principal of and interest and premium, if any, on such debt securities.

In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, the applicable Issuer may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (“defeasance”) or (2) to be released from its obligations with respect to such debt securities under certain covenants in the applicable indenture (and in the case of securities issued by XL-Cayman, to release XL Group from its obligations under equivalent covenants), and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”):

(1)

by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by the applicable Issuer under such debt securities and the indenture with respect to such series;

(2)	by delivering to the trustee an officers’ certificate as to solvency and the absence of intent of preferring holders of the debt securities over the applicable Issuer’s other creditors; and

(3)	after giving notice to the trustee of the applicable Issuer’s intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent:

(a)	in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

(b)

in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

Such a trust may only be established if, among other things:

(1)

the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the applicable Issuer is a party or by which the applicable Issuer is bound;

(2)

no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding with respect to the applicable Issuer will have occurred and be continuing at any time during the period ending on the 91st day after such date; and

(3)

the applicable Issuer has delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the applicable Issuer, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

In the event the applicable Issuer effects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

The applicable Issuer (and, in the case of debt securities issued by XL-Cayman, XL Group), when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

(1)	change the stated maturity of the principal of or any premium or any installment of interest with respect to the debt securities;

(2)	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, the debt securities;

(3)	change the currency of payment of principal of or interest on the debt securities;

(4)	change the redemption provisions, if any, of any debt securities in any manner adverse to the holders of such series of debt securities;

(5)	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

(6)	reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

(7)	in the case of any subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of such subordinated debt securities then outstanding;

(8)	in the case of any convertible or exchangeable debt securities, adversely affect the right to convert or exchange such debt securities in accordance with the provisions of the applicable indenture;

(9)	in the case of debt securities issued by XL-Cayman, release the guarantor from any of its obligations under the related guarantee, except in accordance with the terms of the applicable indenture;

(10)

modify or change any provision of the applicable indenture or the related definitions affecting the ranking of the applicable series of senior debt securities or, in the case of debt securities issued by XL-Cayman, affecting the related guarantee, in each case in a manner which adversely affects the holders of such senior debt securities; or

(11)	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default.

Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by the applicable Issuer with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

(1)

without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security or in respect of a covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder affected; and

(2)

only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

The applicable Issuer (and, in the case of debt securities issued by XL-Cayman, XL Group), when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to make any change that does not, in the good faith opinion of the board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect, provided that any amendment or supplement conforming the indenture, as applied to a series of debt securities, to the terms described in the prospectus (including any prospectus supplement) pursuant to which they were initially sold shall be deemed not to adversely affect the interests of holders of such debt securities;

•

to provide for the assumption of the Issuer’s (or, in the case of debt securities issued by XL-Cayman, XL-Cayman’s or XL Group’s) obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

•	to provide any security for or guarantees of such debt securities;

•	to add events of default with respect to such debt securities;

•

to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers the Issuer (or, in the case of debt securities issued by XL-Cayman, XL-Cayman or XL Group) has under the applicable indenture;

•

to make any change necessary to comply with the Trust Indenture Act, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•

to add to or change any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•

to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

•

to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

The following events are “events of default” with respect to any series of debt securities issued hereunder:

(1)

the applicable Issuer’s failure to pay interest on any debt securities of such series within 60 days of when due or principal of any debt securities of such series when due (including any sinking fund installment);

(2)

the applicable Issuer’s failure to perform, or breach of, any material covenant, warranty or agreement contained in the debt securities of such series or the indenture relating to such series (other than those relating solely to another series of debt securities) for 60 days after a notice of default;

(3)	certain events of bankruptcy, insolvency or reorganization with respect to XL Group or XL-Cayman; and

(4)

in the case of XL-Cayman debt securities, the related guarantee by XL Group being declared null and void in a judicial proceeding or ceasing to be in full force and effect, or XL Group denying or disaffirming its guarantee other than by reason of the termination of the indenture or the release of such guarantee in accordance with the indenture.

Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

The trustee under such indenture shall, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. The applicable Issuer shall certify to the trustee quarterly as to whether any default exists.

In the case that an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities shall occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to the applicable Issuer (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding shall be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series shall have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series in respect of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

The terms and conditions, if any, upon which the debt securities of any series will be convertible or exchangeable for other securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities, at the applicable Issuer’s option or automatic (upon a specified date or upon the occurrence of a specified event), the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities. The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

The Trustee

The trustee for each series of debt securities will be specified in the prospectus supplement relating to such series. Each indenture contains certain limitations on the right of the trustee, as creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

The trustee may resign at any time with respect to each series of debt securities by giving written notice thereof to the applicable Issuer. The trustee may be removed at any time, upon a 30 day’s notice, with respect to each series of debt securities by the holders of a majority in principal amount of the outstanding securities of such series delivered to the trustee and to the applicable Issuer. In addition, the applicable Issuer may also remove the trustee with or without cause if the applicable Issuer so notifies the trustee 30 days in advance and if no default occurs or is continuing during the 30-day period.

Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

In case an event of default shall occur (and shall not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee shall exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in such exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee security and indemnity satisfactory to it.

Governing Law

The indentures and the debt securities are governed by the laws of the State of New York, without giving effect to principles of conflicts of laws of such State.

Global Securities; Book-Entry System

XL Group or XL-Cayman, as the case may be, may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement relating to such series. “Global securities” represent in the aggregate the total principal or face amount of the securities and, once on deposit with a depositary, allow trading of the securities through the depositary’s book-entry system (as further described below). Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”), as depositary. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.

The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary (“participants”). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depositary will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither the applicable Issuer nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a global security.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder.

Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depositary must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to take such action, and such participants would authorize beneficial owners through such participants to take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to or at the direction of the depositary or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, the applicable Issuer and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the applicable Issuer nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depositary or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depositary to determine the amount of the interest of each participant in such debt securities to be redeemed by lot. None of the applicable Issuer, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither the applicable Issuer nor the trustee will be liable for any delay by the holders of a global security or the depositary in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depositary for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depositary for any debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the applicable Issuer within 90 days, the applicable Issuer will issue individual debt securities in exchange for the global security representing such debt securities.

All moneys paid by the applicable Issuer to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the applicable Issuer and the holder of such debt security thereafter may look only to the applicable Issuer for payment thereof.

PLAN OF DISTRIBUTION

XL Group and XL-Cayman may sell the securities in any of the following ways: (1) through underwriters or dealers; (2) directly to a limited number of institutional purchasers or to a single purchaser; (3) through agents; or (4) through any other method permitted by applicable law. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell ordinary shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Underwriters or agents in any distribution relating to an at-the-market offering of the securities will be named in the relevant prospectus supplement.

In the event that an underwriter or agent acts as principal, or a broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of those securities may be made, directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

In connection with offerings made through underwriters or agents, to the extent permitted by law we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

In addition, to the extent permitted by law we may enter into derivative or other hedging transactions with financial institutions or other third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. These financial institutions or third parties may in turn engage in sales of the securities covered by this prospectus to hedge their position, deliver this prospectus in connection with some or all of those sales and use the securities covered by this prospectus to close out any short position created in connection with those sales. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle such sales or to close out any related open borrowings of securities and may use securities received from us in settlement of those derivatives to close out any related borrowings of shares and to close out any related short positions. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We may also loan, pledge or grant a security interest in some or all of the securities covered by this prospectus and the applicable prospectus supplement to third parties to support a derivative or hedging position or other obligation, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to XL Group or XL-Cayman from such sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	the public offering price; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by XL Group and/or XL-Cayman or through agents designated by XL Group and/or XL-Cayman from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by XL Group and/or XL-Cayman to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, XL Group and/or XL-Cayman will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as XL Group’s or XL-Cayman’s agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with XL Group or XL-Cayman and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, XL Group or XL-Cayman will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from XL Group or XL- Cayman at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

Underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with XL Group or XL-Cayman, to indemnification by XL Group or XL-Cayman against certain civil liabilities, including liabilities under the Securities Act or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, XL Group and/or XL-Cayman in the ordinary course of business.

Each series of securities will be a new issue and, other than the ordinary shares, which are listed on the New York Stock Exchange and the Bermuda Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the ordinary shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Certain legal matters with respect to the securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters with respect to the securities under the laws of Ireland will be passed upon for XL Group by A&L Goodbody, Dublin, Ireland. Certain legal matters with respect to the securities under the laws of the Cayman Islands will be passed upon for XL-Cayman by Maples and Calder, Grand Cayman, Cayman Islands.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to XL Group’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

XL Group is an Irish public limited company. XL-Cayman is a Cayman Islands exempted company. In addition, some of their respective officers and directors, as well as some of the experts named in this prospectus, reside outside the United States, and all or much of their assets are or may be located in jurisdictions outside of the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against XL Group, XL-Cayman or them on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. However, investors may serve XL Group or XL-Cayman with process in the United States with respect to actions against it arising out of or in connection with violations of United States federal securities laws relating to offers and sales of the securities covered by this prospectus by serving Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, its United States agent appointed for that purpose.

XL Group has been advised by A&L Goodbody, its Irish counsel, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	the judgment must be for a definite sum;

•	the judgment must be final and conclusive; and

•	the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the procedural rules of the court issuing the foreign judgment have not been observed, if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

An Irish court may stay proceedings if concurrent proceedings are being brought elsewhere. There is doubt as to the enforceability in Ireland, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon United States federal securities laws. Certain remedies available under the United States federal securities laws may not be enforced by Irish Courts if deemed to be contrary to public policy in Ireland.

XL-Cayman has been advised by Maples and Calder, its Cayman Islands counsel, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the courts of the United States (or any political subdivision thereof), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere. There is doubt as to the enforceability in the Cayman Islands, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon United States federal securities laws. There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement and there are grounds upon which the Cayman Islands courts may choose not to enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Cayman Islands courts as contrary to public policy of the Cayman Islands.

XL Group plc

Ordinary Shares
Preference Shares
Debt Securities
Ordinary Share Warrants
Ordinary Share Purchase Contracts
Ordinary Share Purchase Units
Guarantees of XL Group Ltd. Debt Securities

XL Group Ltd.

Debt Securities
Fully and Unconditionally Guaranteed by XL Group plc

September 27, 2011

$

 % Senior Notes due 2021

Prospectus Supplement
 , 2011

Wells Fargo Securities
Morgan Stanley